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                            STOCK PURCHASE AGREEMENT


                                      among


                             LANCASTER PRESS, INC.,
                             a Delaware Corporation,

                               THE STOCKHOLDERS OF
                             LANCASTER PRESS, INC.,

                                       and

                       CADMUS COMMUNICATIONS CORPORATION,
                             a Virginia Corporation



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                            Dated as of May 21, 1996







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


                                TABLE OF CONTENTS

         1.           DEFINITIONS.................................................................................1
                      1.1.          Certain Matters of Construction...............................................1
                      1.2.          Cross Reference Table.........................................................2
                      1.3.          Certain Definitions...........................................................4

         2.           ACQUISITION................................................................................11

         3.           PAYMENT AND CLOSING........................................................................12
                      3.1.          Purchase Price...............................................................12
                      3.2.          Retention of Consideration...................................................12
                      3.3.          Adjustment of Purchase Price.................................................13
                      3.4.          Time and Place of Closing....................................................15
                      3.5.          Delivery.....................................................................15

         4.           REPRESENTATIONS AND WARRANTIES OF THE SELLERS..............................................15
                      4.1.          Organization and Authority...................................................15
                      4.2.          Authorization and Enforceability.............................................16
                      4.3.          Non-Contravention, Etc.......................................................16
                      4.4.          Title to Stock...............................................................16

         5.           REPRESENTATIONS AND WARRANTIES RELATING TO THE
                          COMPANY................................................................................17
                      5.1.          Corporate Matters, etc.......................................................17
                      5.2.          Financial Statements, etc....................................................19
                      5.3.          Change in Condition..........................................................20
                      5.4.          Liabilities..................................................................22
                      5.5.          Assets.......................................................................22
                      5.6.          Sufficiency of Assets........................................................24
                      5.7.          Accounts; Funds, etc.........................................................24
                      5.8.          Certain Contractual Obligations..............................................24
                      5.9.          Insurance, etc...............................................................26
                      5.10.         Litigation, etc..............................................................27
                      5.11.         Compliance with Laws, etc....................................................27
                      5.12.         Tax Matters..................................................................28
                      5.13.         Employee Benefit Plans.......................................................30
                      5.14.         Environmental Matters, etc...................................................35
                      5.15.         Labor Relations..............................................................36
                      5.16.         Brokers, etc.................................................................37





         6.           REPRESENTATIONS AND WARRANTIES OF THE BUYER................................................37
                      6.1.          Corporate Matters, etc.......................................................37
                      6.2.          Financial Condition, Solvency, etc...........................................38
                      6.3.          Investment Intent, Related Matters...........................................38
                      6.4.          Litigation...................................................................38
                      6.5.          Brokers, etc.................................................................39

         7.           CERTAIN AGREEMENTS OF THE PARTIES..........................................................39
                      7.1.          Access to Premises and Information...........................................39
                      7.2.          Confidentiality Covenant of the Buyer........................................39
                      7.3.          Operation of Business, Related Matters.......................................39
                      7.4.          Preparation for Closing......................................................41
                      7.5.          Payment of Transfer Taxes and Other Charges..................................42
                      7.6.          Support Services; Cash; BCC Debt.............................................42
                      7.7.          Cancellation of Options and Warrants; Payment
                                    of Key Employee Bonuses......................................................42
                      7.8.          No Shopping..................................................................42
                      7.9.          Post-Closing Agreement.......................................................43
                      7.10.         Stockholders Agreement.......................................................43
                      7.11.         Further Assurances...........................................................43

         8.           CONDITIONS TO THE OBLIGATION TO CLOSE OF THE BUYER.........................................43
                      8.1.          Representations, Warranties and Covenants....................................44
                      8.2.          Legality; Governmental Authorization; Litigation.............................44
                      8.3.          Third Party Consents.........................................................45
                      8.4.          Opinions of Counsel..........................................................45
                      8.5.          Releases.....................................................................45
                      8.7.          Cancellation Agreements......................................................45
                      8.8.          General......................................................................45

         9.           CONDITIONS TO THE OBLIGATION TO CLOSE OF THE SELLING
                         PARTIES.................................................................................45
                      9.1.          Representations, Warranties and Covenants....................................46
                      9.2.          Payment of BCC Debt..........................................................46
                      9.3.          Legality; Government Authorization; Litigation...............................46
                      9.4.          Opinion of Counsel...........................................................46
                      9.5.          General......................................................................47

         10.          EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS..............................................47
                      10.1.         Employment of Affected Employees.............................................47
                      10.2.         Employee Benefits............................................................47
                      10.3.         WARN.........................................................................48
                      10.4.         Third-Party Rights...........................................................48
                      10.5.         Indemnity....................................................................48


                                       ii



         11.          INDEMNIFICATION............................................................................48
                      11.1.         Indemnification..............................................................48
                      11.2.         Time Limitation on Indemnification...........................................50
                      11.3.         Monetary Limitations on Indemnification......................................51
                      11.4.         Third Party Claims...........................................................52
                      11.5.         Certain Other Indemnity Matters. ............................................53

         12.          CONSENT TO JURISDICTION; JURY TRIAL WAIVER.................................................54
                      12.1.         Consent to Jurisdiction......................................................54
                      12.2.         WAIVER OF JURY TRIAL.........................................................55

         13.          TERMINATION................................................................................55
                      13.1.         Termination of Agreement.....................................................55
                      13.2.         Effect of Termination........................................................56
                      13.3.         Time of Essence..............................................................56

         14.          MISCELLANEOUS..............................................................................57
                      14.1.         Entire Agreement; Waivers....................................................57
                      14.2.         Amendment or Modification....................................................57
                      14.3.         Investigation; No Additional Representations.................................57
                      14.4.         Severability.................................................................58
                      14.5.         Successors and Assigns.......................................................58
                      14.6.         Agreements Among Sellers.....................................................58
                      14.7.         Notices......................................................................60
                      14.8.         Public Announcements.........................................................61
                      14.9.         Headings, etc................................................................61
                      14.10.        Disclosure...................................................................62
                      14.11.        Third Party Beneficiaries....................................................62
                      14.12.        Counterparts.................................................................62
                      14.13.        Governing Law................................................................62
                      14.14.        Expenses.....................................................................62


                                    EXHIBITS


   Exhibit A -        Legal Opinion of Sellers' Counsel
   Exhibit B -        Legal Opinion of Sellers' Counsel
   Exhibit C -        Legal Opinion of Sellers' Counsel
   Exhibit D -        BCC Debt Termination and Release
   Exhibit E -        BCC Industrial Services, Inc. Termination and Release
   Exhibit F -        Stockholder Release
   Exhibit G -        BCC Certificate
   Exhibit H -        Legal Opinion of Buyer's Counsel

                                    SCHEDULES

Schedule 1              -  Selling Shareholders, Shares
Schedule 1.3.6          -  BCC Debt
Schedule 1.3.11         -  Closing Balance Sheet
Schedule 3.1(a)         -  Sellers Percentages
Schedule 3.1(b)         -  Other Debt
Schedule 3.1(c)         -  Other Purchase Price Reductions
Schedule 4.3            -  Sellers' Exceptions to Non-Contravention
Schedule 5.1.1          -  Company Foreign Qualifications
Schedule 5.1.3          -  Company Exceptions to Non-Contravention
Schedule 5.1.5          -  Subsidiaries
Schedule 5.3.1          -  Changes in Accounting Practices
Schedule 5.3.2          -  Changes in Condition
Schedule 5.5.1          -  Leases, Owned Real Property and Related Matters
Schedule 5.5.2          -  Personal Property
Schedule 5.5.3          -  Intellectual Property Rights
Schedule 5.7            -  Bank Account, etc.
Schedule 5.8            -  Contracts
Schedule 5.9            -  Insurance
Schedule 5.10           -  Litigation Matters
Schedule 5.11           -  Compliance with Law
Schedule 5.12           -  Tax Matters
Schedule 5.13           -  Company Plans and Benefit Arrangements, etc.
Schedule 5.14           -  Environmental Matters
Schedule 5.15           -  Labor Matters
Schedule 6.4            -  Litigation Matters
Schedule 7.3            -  Operations of Business

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 21st day of May, 1996, among Lancaster Press, Inc., a Delaware corporation (the "Company"), each stockholder or holder of options or warrants of the Company listed on Schedule 1 hereto (each such stockholder, a "Seller" or "Selling Party", and collectively, the "Sellers" or "Selling Parties") and Cadmus Communications Corporation, a Virginia corporation (the "Buyer").

                                    Recitals

         1. Each of the Sellers respectively owns the number of issued and outstanding shares of Class A common stock of the Company, par value $.01 per share, Class B common stock of the Company, par value $.01 per share, (together, the "Shares") and options and warrants to purchase such Class A or Class B common stock (the "Options and Warrants"), in each case as set forth opposite such Seller's name on Schedule 1 hereto.

         2. The Sellers desire to sell and transfer the Shares to the Buyer and the Buyer desires to acquire (the "Purchase") the Shares from the Sellers, all upon the terms and subject to the conditions set forth in this Agreement.

                                    Agreement

         Therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereto hereby agree as follows:

1.       DEFINITIONS.  For purposes of this Agreement:

         1.1. Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 1:

                  (a) The words "hereof", "herein", "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

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




                  (b) The words "party" and "parties" shall refer to the Sellers, the Company and the Buyer.

                  (c) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

                  (d) Accounting terms used herein and not otherwise defined herein are used herein as defined by Generally Accepted Accounting Principles in effect as of the date hereof, consistently applied.

                  (e) All references in this Agreement to any Exhibit or Schedule shall, unless the context otherwise requires, be deemed to be a reference to an Exhibit or Schedule, as the case may be, to this Agreement, all of which are made a part of this Agreement.

         1.2. Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

                Term                                          Definition

"Adjusted Final Working Capital"                              Section 3.3
"Agreement"                                                   Preamble
"Arthur Andersen"                                             Section 3.3
"Audited Balance Sheet"                                       Section 5.2.1
"Audited Financials"                                          Section 5.2.1
"BCC Debt Payment"                                            Section 3.1
"BCC ISI"                                                     Section 4.1
"Bowles Hollowell"                                            Section 5.16
"Buyer"                                                       Preamble
"Cancellation Agreements"                                     Section 7.7
"Cancellation Payment"                                        Section 7.7
"Cash Consideration"                                          Section 3.1
"Closing"                                                     Section 3.4
"Closing Date"                                                Section 3.4

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



"Company"                                                    Preamble
"Company Plans"                                              Section 5.13
"Competing Transaction"                                      Section 7.8
"Confidentiality Agreement"                                  Section 7.2
"Contracts"                                                  Section 5.8
"DOL"                                                        Section 5.13
"Easco"                                                      Section 7.8
"Easco Note"                                                 Section 7.8
"ERISA Affiliate                                             Section 5.13
"Financial Statements"                                       Section 5.2.1
"Gross Cancellation Payment"                                 Section 3.1
"HSR Act"                                                    Section 8.2
"Income Taxes"                                               Section 5.12
"Indemnifying Party"                                         Section 11.1
"Indemnitee"                                                 Section 11.1
"Intangibles"                                                Section 5.5.3
"Interim Financials"                                         Section 5.2.1
"IRS"                                                        Section 5.12
"Key Employee Bonuses"                                       Schedule 5.3.2
"Leases"                                                     Section 5.5.1
"Licenses"                                                   Section 5.5.3
"Loan Agreement"                                             Schedule 5.1.3
"March Balance Sheet"                                        Section 5.2.1
"MLA I"                                                      Section 1.3.6
"MLA II"                                                     Section 1.3.6
"MLA III"                                                    Section 4.1
"Options"                                                    Recitals
"Other Debt Payment"                                         Section 3.1
"Other Purchase Price Reductions"                            Section 3.1
"PBGC"                                                       Section 5.13
"Permits"                                                    Section 5.11
"Personal Property"                                          Section 5.5.2
"Purchase"                                                   Recitals
"Purchase Price"                                             Section 3.1
"Purchase Price Adjustment"                                  Section 3.3
"Purchase Price Increase"                                    Section 3.3

"Purchase Price Reduction"                                    Section 3.3
"Real Property"                                               Section 5.5.1
"Reserved Claims"                                             Section 11.2
"Retained Funds"                                              Section 3.2
"Seller"                                                      Preamble
"Sellers"                                                     Preamble
"Seller's Percentage"                                         Section 3.1
"Sellers' Representative"                                     Section 3.3
"Selling Party"                                               Preamble
"Selling Parties"                                             Preamble
"Stockholder Release "                                        Section 8.5
"Supplemental Agreement"                                      Section 11.2
"Shares"                                                      Recitals
"SLA"                                                         Section 1.3.6
"Warrants"                                                    Recitals
"Working Capital Excess"                                      Section 3.3
"Working Capital Increase"                                    Section 3.3
"Working Capital Requirement"                                 Section 3.3


         1.3. Certain Definitions. The following terms shall have the following meanings:

                  1.3.1. Action. The term "Action" shall mean any claim, action, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation by or before any Governmental Authority.

                  1.3.2. Affected Employees. The term "Affected Employees" shall mean all current employees of any of the Lancaster Companies as of the Closing Date, including any such person who is on an approved leave of absence.

                  1.3.3. Affiliate. The term "Affiliate" shall mean, as to the Company (or other specified Person), each Person directly or indirectly controlling, controlled by or under common control with the Company (or such specified Person). For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.

                  1.3.4. Assets. The term "Assets" shall mean the real property, personal property and intellectual property rights of the Lancaster Companies as set forth on Schedules 5.5.1, 5.5.2 and
         5.5.3 hereto.

                  1.3.5. Balance Sheet Date. The term "Balance Sheet Date" shall mean March 31, 1995.

                  1.3.6. BCC Debt. The term "BCC Debt" shall mean all debt as described on Schedule 1.3.6 hereto (including all outstanding principal, interest, prepayment, penalties or premiums, if any, and fees and expenses related thereto) of any of the Lancaster Companies to Senior Lending Associates I, L.P. ("SLA"), Mezzanine Lending Associates I, L.P. ("MLA I") and Mezzanine Lending Associates II, L.P. ("MLA II").

                  1.3.7. Business. The term "Business" shall mean the business of the Lancaster Companies as such business is currently conducted.

                  1.3.8. Business Day. The term "Business Day" shall mean any day on which banking institutions in New York, New York are customarily open for the purpose of transacting business.

                  1.3.9. By-laws. The term "By-laws" shall mean the corporate by-laws of a corporation, as from time to time in effect.

                  1.3.10. Charter. The term "Charter" shall mean the certificate or articles of incorporation or organization or other charter or organizational documents of any Person (other than an individual), each as from time to time in effect.

                  1.3.11. Closing Working Capital Sheet. The term "Closing Working Capital Sheet" shall mean the worksheet scheduling working capital, as of the close of business on the Closing Date and as adjusted, of the Lancaster Companies, in substantially the form attached as Schedule 1.3.11 hereto prepared in accordance with Generally Accepted Accounting Principles as observed by the Lancaster Companies in preparation of the Audited Balance Sheet, subject to adjustment as required by the Closing Working Capital Sheet. Except as set forth in the preceding sentence, the Closing Working Capital Sheet shall not give effect to any tax effect of the transactions contemplated by the terms of this Agreement.

                  1.3.12. COBRA. The term "COBRA" refers to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 relating to continuation of health benefits in certain circumstances.

                  1.3.13. Code. The term "Code" shall mean the federal Internal Revenue Code of 1986, as amended, or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

                  1.3.14. Contractual Obligation. The term "Contractual Obligation" shall mean, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, indenture, note, bond, commitment, undertaking, or other document or instrument (including, without limitation, any document or instrument evidencing or otherwise relating to any indebtedness but excluding the Charter and By-laws of such Person) to which or by which such Person is legally bound.

                  1.3.15. Debt. The term "Debt" of any Person shall mean all obligations of such Person (i) for borrowed money, including all outstanding principal and interest, (ii) evidenced by notes, bonds, debentures or similar instruments and (iii) in the nature of guarantees of obligations of the type described in clauses (i) and (ii) above of any other Person.

                  1.3.16. Enforceable. The term "Enforceable" shall mean, with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the Person in question, enforceable against such Person in accordance with its terms.

                  1.3.17. Environmental Laws. The term "Environmental Laws" shall mean (i) any federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning Hazardous Substances or environmental protection as in effect as of the Closing and (ii) case law existing as of the Closing regarding toxic torts, public or private nuisance, trespass, personal injury or property damage related to environmental conditions.

                  1.3.18. ERISA. The term "ERISA" shall mean the federal Employee Retirement Income Security Act of 1974 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

                  1.3.19. Final Closing Working Capital Sheet. The term "Final Closing Working Capital Sheet" shall mean the Closing Working Capital Sheet as agreed upon pursuant to Section 3.3 hereof.

                  1.3.20. Generally Accepted Accounting Principles. The term "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles consistently applied throughout the specified periods.

                  1.3.21. Governmental Authority. The term "Governmental Authority" shall mean any federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof).

                  1.3.22. Governmental Order. The term "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                  1.3.23. Hazardous Substances. The term "Hazardous Substances" shall mean hazardous materials, hazardous wastes, infectious medical wastes, hazardous or toxic substances defined or regulated as such in or under any Environmental Law, including, without limitation, petroleum, crude oil or fractions thereof, petroleum products, natural or synthetic gas, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law.

                  1.3.24. Knowledge of the Buyer. The terms "Knowledge of the Buyer" or "Knowledge" shall mean the actual knowledge, upon due and reasonable inquiry, of C. Stephenson Gillispie, Jr., Michael Dinkins, David E. Bosher, Bruce V. Thomas, John H. Phillips and David G. Wilson, Jr.

                  1.3.25. Knowledge of the Sellers. The terms "Knowledge of the Sellers" or "Knowledge" shall mean the actual knowledge, upon due and reasonable inquiry of appropriate members of management of the Lancaster Companies, of any of the Sellers.

                  1.3.26. Lancaster Companies. The term "Lancaster Companies" shall mean, collectively, the Company and its Subsidiaries (each of which individually is sometimes referred to herein as a "Lancaster Company").

                  1.3.27. Legal Requirement. The term "Legal Requirement" shall mean any federal, state or local or any foreign law, statute, ordinance, code, rule or regulation, or any Governmental Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.

                  1.3.28. Liabilities. The term "Liabilities" shall mean any and all debts, liabilities and obligations, whether accrued, fixed, absolute or contingent, including, without limitation, those arising under any Legal Requirement or Governmental Order, those arising under any Contractual Obligation and all Debt.

                  1.3.29. Lien. The term "Lien" shall mean any mortgage, pledge, lien, security interest, charge, claim, attachment, encumbrance, restriction on the transfer or voting of capital stock, conditional sale or other title retention device or arrangement

         (other than capital leases), or transfer for the purpose of subjection to the payment of any Debt, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not detract from the value of the property encumbered thereby or impair the use of such property in the Business, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations disclosed in the Audited Balance Sheet or the March Balance Sheet to the extent that payment of such obligations is not in arrears or otherwise due, and (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws.

                  1.3.30. Losses. The term "Losses" shall mean any and all losses, damages, deficiencies, awards, assessments, amounts paid in good faith settlement, judgments, fines, penalties, costs and expenses (including, without limitation, reasonable legal costs and expenses); provided, however, that the amount of any such Losses for the purposes of indemnification shall be determined net of the sum of (a) any amounts actually recovered by the Indemnitee under insurance policies with respect to such Loss minus (b) premiums or other costs actually paid by such Indemnitee for such insurance coverage and shall be (i) increased to take account of any Tax cost incurred by the Indemnitee (or any consolidated, combined or unitary group of which the Indemnitee is also a member) arising from the accrual or receipt of an indemnity payment or insurance recovery relating to such Loss and (ii) reduced to take account of the present value (based on a discount factor of the federal tax underpayment rate per annum without regard to Section 6621(c) of the Code) of any Tax Benefit reasonably expected to be realized by the Indemnitee (or any consolidated, combined or unitary group of which the Indemnitee is also a member) arising from the incurrence or payment of such Loss. Without limiting the foregoing, the term "Losses" shall also include the cost of any increase in insurance premiums in excess of the rate of inflation to the extent any such increase is directly attributable to amounts recovered under an insurance policy with respect to a Loss for which a claim for indemnification may be made under Section 11 of this Agreement. In computing the amount of any such Tax cost or Tax Benefit, (i) all indemnity payments hereunder shall be considered an adjustment to the Purchase Price, except to the extent that the Indemnitee would be required to treat the payment otherwise under applicable income tax law, and (ii) the Indemnitee (or any consolidated, combined or unitary group of which the Indemnitee is a member) shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any such item arising from the accrual or receipt of the relevant indemnity payment or insurance recovery or the incurrence or payment of the relevant Loss.

                  1.3.31. Material Adverse Effect. The term "Material Adverse Effect" shall mean any change in or effect on the business, operations, assets or financial condition of any one or more of the Lancaster Companies that has a material adverse effect on the business, operations, assets or financial condition of the Lancaster Companies taken as a whole.

                  1.3.32. Ordinary Course of Business. The term "Ordinary Course of Business" shall mean the ordinary course of the Lancaster Companies' business consistent with current and past custom and practice.

                  1.3.33. Person. The term "Person" shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity, and any Governmental Authority.

                  1.3.34. Significant Customer. The term "Significant Customer" shall mean each customer to whom the Lancaster Companies had annual sales for fiscal year 1996 in excess of $750,000.

                  1.3.35. Subsidiary. The term "Subsidiary" shall mean any Person of which the Company (or other specified Person) shall own directly or indirectly through a

         Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally.

                  1.3.36. Tax Benefit. The term "Tax Benefit" shall mean any reduction in Taxes realized by any person, which Tax Benefit shall be determined after first taking all other items of income, gain, loss, deduction or credit of such person into account.

                  1.3.37. Taxes. The term "Tax" shall mean any (and in the plural "Taxes" shall mean all) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, severance, stamp, occupation, premium, profit, windfall profit, customs, duties, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee, and other tax, withholding taxes, assessments, imposts, levies, and other charges of every kind and nature arising under or imposed by any Legal Requirement, including, without limitation, all interest, penalties and additions with respect to any of the foregoing.

                  1.3.38. Tax Return. The term "Tax Return" shall mean all federal, state, local, and foreign Tax returns, Tax reports, claims for refund of Tax, and declarations of estimated Tax, or other statement relating to Taxes and any schedule or attachments to any of the foregoing or amendments thereto, including (where permitted or required) consolidated, combined or unitary returns for any group of entities.

                  1.3.39. WARN. The term "WARN" shall mean the Worker Adjustment and Retraining Notification Act of 1988.

                  1.3.40. Working Capital Assets. The term "Working Capital Assets" shall mean the cash, accounts receivable, inventory and prepaid expenses shown on the Financial Statements.

2. ACQUISITION. Upon the terms, subject to the conditions, and in reliance on the representations, warranties and covenants set forth herein, on the Closing Date, each of the Sellers agrees to sell, transfer and deliver to the Buyer the number of Shares set forth opposite such Seller's name in Schedule 1 hereto, and the Buyer agrees to purchase and acquire from each of the Sellers such Shares for the consideration specified in
Section 3.1 hereof.

3.       PAYMENT AND CLOSING.

         3.1. Purchase Price. In consideration of the sale and transfer of the Shares by the Sellers to the Buyer and of the agreement by the Sellers to perform each of the other obligations and covenants to be fulfilled or complied with by them hereunder, the Buyer will pay at the Closing or as otherwise agreed to by the parties fifty-seven million, four hundred and fifty thousand dollars ($57,450,000) consisting of (A) $36,034,155.65 paid to the Company to be applied at the Closing to the payment in full of all outstanding BCC Debt (the "BCC Debt Payment"), (B) $6,857,585.21 for the assumption or payment in full of $6,930,359.90 in other debt, including prepayment penalty, of the Lancaster Companies as set forth on Schedule 3.1(b) hereto (the "Other Debt Payment"), (C) $723,366.21 paid to the Company to be applied to the cancellation of the Options and Warrants pursuant to Section 7.7 (the "Gross Cancellation Payment"), (D) $375,000 related to the matters referred to on Schedule 3.1(c) hereto (the "Other Purchase Price Reductions"), and (E) payment of the balance of $13,459,892.93 in cash to the Sellers at the Closing (the "Cash Consideration," together with the BCC Debt Payment, the Other Debt Payment, the Gross Cancellation Payment and the Other Purchase Price Reductions, the "Purchase Price"). The Cash Consideration shall be paid to the Sellers' Representative to be allocated by it among each of the Sellers in the respective percentages of Cash Consideration set forth on Schedule 3.1(a).

         3.2. Retention of Consideration. Notwithstanding anything to the contrary in this Agreement, each of the Sellers, the Sellers' Representative and the Buyer hereby agree that the Sellers' Representative shall retain in trust for the benefit of the Sellers and the Buyer an amount equal to $1.3 million of the aggregate Cash Consideration and Gross Cancellation Payment (the "Retained Funds") in order to satisfy the Purchase Price Reduction, if any. The Sellers' Representative shall only disburse the Retained Funds in accordance with this
Section 3.2 and Section 3.3(c). Not later than 12:00 noon (New York time) on any day within five Business Days after the Final Closing Working Capital Sheet is delivered to the Sellers' Representative pursuant to Section 3.3, the Buyer shall notify the Sellers' Representative in writing of its wire transfer instructions with respect to the disbursement of the Retained Funds in connection with the payment of any Purchase Price Reduction and the Sellers'

Representative shall disburse the Purchase Price Reduction to Buyer in accordance with such instructions on the next Business Day following receipt of such notice. After payment by the Sellers' Representative to Buyer of the Purchase Price Reduction, if any, in accordance with this Section 3.2 and
Section 3.3, the Sellers' Representative shall pay to each Seller the balance of any remaining amounts included in the Retained Funds in an amount corresponding to the respective fully-diluted percentages set forth on Schedule 3.1(a) ("Seller's Percentage"). In the event Buyer does not provide the notice referred to above within five Business Days after the Final Working Capital Sheet is delivered to the Sellers' Representative pursuant to Section 3.3(c), the Sellers' Representative shall disburse the Retained Funds in accordance with
Section 3.3(c). The Sellers' Representative shall invest the Retained Funds in an interest bearing account, and shall disclose to Buyer and each Seller, upon request, the location, including the identity of the financial institution and account number, of the Retained Funds, and each of the Sellers shall be entitled to receive from the Sellers' Representative an amount of earned interest equal to the product of (x) the aggregate amount of interest earned on the Retained Funds, multiplied by (y) such Seller's Percentage.

         3.3.     Adjustment of Purchase Price

                  (a) Within 30 days after the Closing Date, the Buyer shall cause the Company to prepare and deliver to Butler Capital Corporation, as agent for the Sellers (the "Sellers' Representative"), a draft Closing Working Capital Sheet. If Sellers' Representative shall have any objections to the draft Closing Working Capital Sheet, it will deliver a written notice describing in detail its objections to the Buyer within 30 days after receiving the draft Closing Working Capital Sheet. The Buyer and Sellers' Representative will use their reasonable best efforts to resolve any such objections. If a final resolution is not obtained within 14 days after the Buyer has received the notice of objections, Arthur Andersen, LLP ("Arthur Andersen") will resolve any remaining objections by reference to Generally Accepted Accounting Principles used in preparing the Closing Working Capital Sheet, subject to the adjustments required thereby. Arthur Andersen shall, upon a review of the draft Closing Working Capital Sheet and consideration of Sellers' Representative's objections thereto, resolve any such objections that have not been resolved by the Buyer and Sellers' Representative, revise the Closing Working Capital Sheet (which shall constitute the Final Closing Working Capital Sheet), determine the Final Working Capital and Purchase Price Adjustment, and communicate the foregoing to the Buyer and the Sellers' Representative in writing, not later than 30 days following the date of its receipt of such dispute. Buyer, on the one hand, and the Sellers, on the other hand, shall share equally in the payment of all fees of Arthur Andersen incurred in the resolution of such objections.

                  (b) If the Buyer and the Sellers' Representative resolve all objections without resort to Arthur Andersen, the Buyer will, within five days of such resolution, revise the draft Closing Working Capital Sheet as appropriate to reflect such resolution (as agreed upon by the parties) and deliver it to Sellers' Representative. Such revised Closing Working Capital Sheet (or the draft Closing Working Capital Sheet prepared by the Company, if Sellers' Representative does not object thereto in accordance with Section 3.3(a)) shall constitute the Final Closing Working Capital Sheet.

                  (c) If the working capital of the Company determined by subtracting current liabilities shown on the Final Closing Working Capital Sheet from current assets shown on the Final Closing Working Capital Sheet, as adjusted in accordance with the provisions of the Closing Working Capital Sheet (the "Adjusted Final Working Capital"), is equal to or greater than $11,252,000 (the "Working Capital Requirement"), but less than or equal to $11,700,000 (the "Working Capital Excess") the Purchase Price shall not be adjusted. To the extent the Adjusted Final Working Capital of the Company is less than the Working Capital Requirement, the Purchase Price shall be reduced one dollar for every dollar by which the Working Capital Requirement exceeds the Adjusted Final Working Capital (the "Purchase Price Reduction"). To the extent the Adjusted Final Working Capital of the Company exceeds the Working Capital Excess, the Purchase Price shall be increased one dollar for every dollar by which the Adjusted Final Working Capital exceeds the Working Capital Excess (the "Purchase Price Increase"). The Purchase Price Increase and the Purchase Price Reduction shall be collectively referred to herein as the "Purchase Price Adjustment". The Purchase Price Reduction, if any, shall be paid by the Sellers' Representative, on behalf of the Sellers, to the Buyer, in cash, in the amount of such shortfall. The amount of the Purchase Price Reduction shall not be limited to the amount of the Retained Funds. Sellers' Representative shall pay such Purchase Price Reduction to Buyer in cash within five Business Days of the delivery of the Final Closing Working Capital Sheet. The Purchase Price Increase, if any, shall be paid by the Buyer in cash, within five Business Days of the delivery of the Final Closing Working Capital Sheet, to the Sellers' Representative who shall allocate such funds among the Sellers in proportion to each of the Seller's Percentages.

         3.4. Time and Place of Closing. The closing (the "Closing") shall take place at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, 02110 at 2:00 p.m. (local time) on May 21, 1996, or at such other time or place upon which the parties may agree, provided that all conditions to Closing have been satisfied or waived as provided in Sections 8 and 9 (the day on which the Closing takes place being referred to herein as the "Closing Date"). Each of the Sellers also shall deliver to the Buyer (i) a certificate, complying with the requirements of Treasury Regulation ss.1.1445-2(b)(2), that the Seller is not a foreign person for federal income tax purposes and (ii) a completed Internal Revenue Service Form W-9.

         3.5. Delivery. At the Closing, each of the Sellers shall deliver to Buyer the certificate or certificates evidencing all of the Shares held by such Seller free and clear of all liens, claims and encumbrances (except under applicable federal and state securities laws) other than those created by the Buyer and duly executed stock powers transferring such Shares to Buyer, against
(i) delivery by the Buyer to the Sellers' Representative of the Cash Consideration, (ii) payment of the BCC Debt Payment pursuant to Section 9.2 hereof, (iii) payment or assumption of the Debt included in the Other Debt Payment, including the cash payment in full of the Debt and any related payables described in Item 1 of Schedule 3.1(b), (iv) payment of the Cancellation Payment pursuant to Section 7.7 hereof, and (v) payment or assumption of the Other Purchase Price Reductions, including the cash payment in full of the Key Employee Bonuses pursuant to Section 7.7 hereof.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. In order to induce the Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby, each of the Sellers, severally and not jointly, represents and warrants to the Buyer, but only with respect to such Seller and the Shares, Options and Warrants owned by such Seller, as follows:

         4.1. Organization and Authority. Each of SLA, MLA I, MLA II and Mezzanine Lending Associates III, L.P. ("MLA III") is a limited partnership, duly formed, legally existing and in good standing under the laws of the State of Delaware, BCC Industrial Services, Inc. ("BCC ISI") is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and each Seller has full power and authority to enter into this Agreement, to carry out and perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby.

         4.2. Authorization and Enforceability. This Agreement, and each of the other agreements entered into pursuant to this Agreement to which any Seller is a party, have been duly authorized, executed and delivered by, and are Enforceable against, each Seller that is a party thereto.

         4.3. Non-Contravention, Etc. Except as set forth in Schedule 4.3 hereto, the execution and delivery of this Agreement by such Seller, the consummation by such Seller of the transactions contemplated herein, the sale to the Buyer of the Shares owned by such Seller and the cancellation of the Options and Warrants as contemplated herein and the performance by such Seller of this Agreement in accordance with its terms and conditions do not and will not conflict with or result in the breach of any of the terms or provisions of, or constitute a default under, any Contractual Obligation to which such Seller is a party or by which such Seller is, or the Shares to be sold by such Seller hereunder, or the Options and Warrants to be canceled hereunder are bound or any Legal Requirement applicable to such Seller or to the Shares to be sold by such Seller and the Options and Warrants to be canceled hereunder. The existence of any such conflict, whether or not set forth on Schedule 4.3, shall not constitute a failure on the part of such Seller to comply with the requirements of Section 8.1.1 hereof to the extent that any such conflict shall have been waived prior to the Closing in writing by the other party to any such Contractual Obligation or by the appropriate Governmental Authority. No consent is required to be obtained by such Seller in connection with the execution and delivery of this Agreement by such Seller or the sale of the Shares to be sold by such Seller or the cancellation of the Options and Warrants as contemplated hereby, except as set forth in Schedule 4.3.

         4.4. Title to Stock. Each Seller is the record and beneficial owner of and has good and valid title to the Shares, Options and Warrants set forth opposite such Seller's name on Schedule 1 hereto which will be sold by such Seller as contemplated hereby, free and clear of any liens, claims or encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities laws). There is no Contractual Obligation pursuant to which any Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire such Seller's Shares, Options or Warrants.

5. REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY. In order to induce the Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby, each of the Sellers jointly and severally represents and warrants to the Buyer as follows:

         5.1.     Corporate Matters, etc.

                  5.1.1. Organization, Power and Standing of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to enter this Agreement, to carry out and perform its obligations hereunder, to consummate the transactions contemplated hereby and the Company has the corporate power and authority to own, operate or lease its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation in the jurisdictions listed on Schedule 5.1.1, and is in good standing as such, in each jurisdiction in which the nature of its business or the ownership of its properties require such qualification or licensing, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect.

                  5.1.2.                    Authorization and Enforceability.
         This Agreement, and each of the other agreements entered into pursuant to this Agreement to which the Company is a party, have been duly authorized, executed and delivered by, and are Enforceable against, the Company.

                  5.1.3. Non-Contravention, etc. Except for items listed on
         Schedule 5.1.3, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby does or will constitute, result in or give rise to (i) a breach, violation or default under any Legal Requirement applicable to any Lancaster Company, (ii) a breach of or a default under any Charter or

         By-Laws provision of any Lancaster Company, (iii) the imposition of any Lien upon any Asset or (iv) a breach of or a default under (or the acceleration of the time for performance of) any Contractual Obligation of any Lancaster Company. To the Knowledge of the Sellers, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority is required to be obtained or made by or on behalf of any Lancaster Company in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except as shall have been obtained or made on or prior to, and shall be in full force and effect at, the Closing Date.

                  5.1.4. Title to Stock. The entire authorized capital stock of the Company consists of (i) 490,000 shares of Class A common stock of which 251,300 shares are issued and outstanding and 91,700 shares are reserved for issuance upon exercise of the Options and 33,657 shares are reserved for issuance upon exercise of the Warrants and (ii) 775,000 shares of Class B common stock of which 773,245 shares are issued and outstanding. The Shares constitute all of the issued and outstanding shares of common stock of the Company, are duly authorized, validly issued and are fully paid and nonassessable. The Shares, Options and Warrants are held of record and beneficially by the Sellers as set forth on Schedule 1 hereto. Except for this Agreement, the Options and the Warrants, there is no Contractual Obligation pursuant to which the Company has, directly or indirectly, granted any option, warrant or other right to any Person to acquire the shares of common stock or any other securities of or equity interests in the Company.

                  5.1.5. Subsidiaries. Schedule 5.1.5 sets forth a true and complete list of all Subsidiaries of the Company, including the name and jurisdiction of incorporation or organization of each such Subsidiary. Each Subsidiary listed on Schedule 5.1.5 is a corporation duly incorporated and validly existing under the laws of its respective jurisdiction of incorporation, has the corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by such Subsidiary and to carry on its business as currently conducted, is duly qualified as a foreign corporation in each jurisdiction indicated on Schedule 5.1.5 where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. Each Subsidiary listed on Schedule 5.1.5 is wholly-owned by the Company (either directly or indirectly by way of ownership through another Subsidiary listed on Schedule 5.1.5).

                  5.1.6. Charter and By-laws. The Company has delivered to the Buyer true and complete copies of the Charter and By-laws of each Lancaster Company, in each case as in effect on the date hereof.

         5.2.     Financial Statements, etc.

                  5.2.1. Financial Information. The Company has delivered to the Buyer the following:

                  (a) The consolidated balance sheet (the "Audited Balance Sheet") of the Company and its consolidated Subsidiaries as of the Balance Sheet Date and the related statements of earnings and shareholders equity and cash flows for the fiscal year then ended, accompanied by the notes thereto and the report thereon of Arthur Andersen and similar financial statements as at the end of and for each of the preceding two (2) fiscal years (collectively, the "Audited Financials" and, together with the Interim Financials (as defined in paragraph (b) below), the "Financial Statements").

                  (b) The unaudited consolidated balance sheet (the "March Balance Sheet") of the Company and its consolidated Subsidiaries as of March 31, 1996 and related unaudited consolidated statements of earnings and cash flows for the twelve-month period then ended together with comparable financial statements as of and for the same period in the preceding year (the "Interim Financials").

                  5.2.2. Character of Financial Information. The Financial Statements (including the notes thereto) were prepared in accordance with Generally Accepted Accounting Principles consistently applied throughout the periods specified therein and present fairly, in all material respects, the financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods specified therein, subject in the case of the Interim Financials to an absence of footnotes and to normal year-end adjustments.

         5.3.     Change in Condition.

                  5.3.1. Accounting Practices. Except for the matters set forth in Schedule 5.3.1, since the Balance Sheet Date the Company has not made or agreed to make, and has not permitted any of its Subsidiaries to make or agree to make, any material change in its methods of accounting or accounting practices as reflected in the Audited Financials.

                  5.3.2. Since Balance Sheet Date. Except for matters set forth in Schedule 5.3.2, since the Balance Sheet Date the Business has been conducted only in the Ordinary Course of Business (except as otherwise required by the terms of this Agreement) and, without limiting the generality of the foregoing:

                  (a)      Neither the Company nor any of its Subsidiaries have:

                           (i) entered into any Contractual Obligation other than this Agreement relating to (A) the sale of any capital stock or equity interest in any Lancaster Company, (B) the purchase of assets constituting a business or (C) any merger, consolidation or other business combination;

                           (ii) made or agreed to make any material change in its customary payment or credit practices or granted any extensions of credit other than in the Ordinary Course of Business or paid any indebtedness other than as required by the terms of the instruments governing the Debt disclosed on the Financial Statements;

                           (iii) waived or released any right of substantial value;

                           (iv) instituted, settled or agreed to settle any Action;

                           (v) mortgaged, pledged or subjected to any Lien any of the Assets or the Working Capital Assets other than (A) conditional sales or similar security interests granted in connection with the lease or purchase of equipment or supplies in the Ordinary Course of Business including the capitalized leases disclosed on Schedule
                                     5.5.1 hereto, and (B) Liens disclosed on
                                     Schedule 5.5.1 and Schedule 5.5.2 hereto;

                           (vi) made any change in the rate of compensation payable to any director, officer, manager or senior employee, of any Lancaster Company, made or agreed to any change in the rate of fees for services rendered to any Lancaster Company by any Affiliate thereof or made any change in the rate of compensation for hourly employees (other than increases granted or made in the Ordinary Course of Business, which increases have not had a Material Adverse Effect);

                           (vii) sold, leased, transferred or exchanged any Assets, including Intangibles, or Working Capital Assets not in the Ordinary Course of Business;

                           (viii) declared or paid any dividends or other distributions on any shares of its capital stock or redeemed or purchased any such shares; or

                           (ix) incurred any liability owing to, sold any Assets or Working Capital Assets to, or entered into any transaction with, any Seller or any Affiliate of any Seller.

                  (b) None of the Lancaster Companies has entered into any Contractual Obligation to do any of the actions referred to in clause
         (a) above;

                  (c) There has not been any material adverse change in the Business or in the financial condition of the Lancaster Companies, taken as a whole; and

                  (d) Except as set forth on Schedule 5.3.2(d), (i) to the Knowledge of Sellers, there is no current unresolved commercial dispute between any Significant Customer and the Lancaster Companies which could reasonably be expected to result in a Significant Customer terminating its relationship with the Lancaster Companies and (ii) none of the Sellers or the Lancaster Companies have received written or, to the Knowledge of Sellers, any other notice from a Significant Customer (of the type customarily provided by customers of the Lancaster Companies with respect to such matters), of either (x) any termination of such Significant Customer's relationship with the Lancaster Companies or (y) the intent of any such Significant Customer to reduce its annual volume for fiscal year 1997 with the Lancaster Companies by more than 50% of actual annual sales by the Lancaster Companies to such Significant Customer for fiscal year 1996.

         5.4. Liabilities. At the Closing, the Lancaster Companies will not have any Liabilities, other than: (a) Liabilities either set forth on or referred to in the Audited Balance Sheet or the March Balance Sheet (or in any notes thereto) or which are not required by Generally Accepted Accounting Principles to be reflected in such balance sheet, (b) Liabilities with respect to matters disclosed in this Agreement or in the Schedules hereto, (c) Liabilities covered by insurance, indemnification, contribution or comparable arrangements which will remain in effect and available to the Lancaster Companies immediately after the Closing, (d) Liabilities with respect to matters addressed in Sections 7.5 and 10 (which shall be governed solely by the terms of such Sections) and (e) Liabilities incurred since the date of the March Balance Sheet in the Ordinary Course of Business and not in violation of this Agreement.

         5.5.     Assets.

                  5.5.1. Real Property. Schedule 5.5.1 hereto sets forth a complete and correct list of all real property owned by any Lancaster Company, and each Contractual Obligation (including all amendments) under which any real property is leased by any Lancaster Company (the "Leases", and together with the real property owned by the Lancaster Companies, the "Real Property"). The Company and each Subsidiary has good and valid title to all the real property listed in Schedule 5.5.1 as owned by it, and valid leasehold interests in all real property listed in Schedule 5.5.1 as leased by it, free and clear of all Liens other than those securing liabilities reflected in the March Balance Sheet or listed in Schedule 5.5.1 since the date of the March Balance Sheet. Each of the Company and the Subsidiaries enjoys peaceful and undisturbed possession under all Leases under which it operates. Neither the Company nor any Subsidiary has received written notice that, and the Sellers have no Knowledge that, the ownership or lease of the Real Property by the Company or a Subsidiary or the use thereof, as presently used by the Company or a Subsidiary, violates any local zoning or similar land use laws or governmental regulations. Neither the Company nor any Subsidiary has received written notice of, and the Sellers have no Knowledge of, any presently existing, violation of or noncompliance with any covenant, condition, restriction, order or easement affecting the Real Property. Neither the Company nor any Subsidiary has received written notice of, and the Sellers have no Knowledge of, any presently pending or threatened, condemnation affecting the Real Property. The Company has delivered to the Buyer complete and correct copies of the Leases referred to in Schedule
         5.5.1. To the Knowledge of the Sellers, there are no material defects in any buildings, structures and appurtenances thereto located on the Real Property.

                  5.5.2. Personal Property. Schedule 5.5.2 hereto contains a list of all tangible personal property owned or leased, as indicated thereon, by the Lancaster Companies as of the date so indicated thereon which are material to the conduct of the Business or which has an individual book value in excess of $25,000 (the "Personal Property") including, without limitation, all personal properties, rights and assets reflected in the March Balance Sheet (except as sold or otherwise disposed of since the date of the March Balance Sheet in the Ordinary Course of Business or as otherwise permitted by this Agreement). The Lancaster Companies have valid title to all owned personal property, or, in the case of personal property held under lease, a valid and enforceable right to use such property under an Enforceable lease. The personal property of the Lancaster Companies is not subject to any Lien except as described in Schedule 5.5.2 hereto. To the Knowledge of the Sellers, all Personal Property having an individual book value in excess of $50,000 has been maintained in all material respects by the Company in accordance with standard industry practices.

                  5.5.3. Intellectual Property Rights. Schedule 5.5.3 lists all trade and product names, trademarks, service marks, logos and copyrights (including registrations and applications) that are owned, licensed (other than pursuant to general computer software licenses entered into in the Ordinary Course of Business) or otherwise used by the Lancaster Companies (the "Intangibles"). Schedule 5.5.3 also lists each license or other Contractual Obligation (including all amendments) under which any Intangible is owned, leased or used by the Lancaster Companies (the "Licenses"). Except as disclosed on Schedule 5.5.3, all Intangibles are owned by one or more Lancaster Companies or licensed to one or more Lancaster Companies under a License that is Enforceable. Except as disclosed on Schedule 5.5.3 or Schedule 5.8, there is no license or other Contractual Obligation under which one or more Lancaster Companies are a licensor or licensee with respect to any Intangibles. To the Knowledge of the Sellers, (i) use by the Lancaster Companies of the Intangibles does not infringe and has not infringed any rights of any third party, and (ii) no activity of any third party infringes upon the rights of the Lancaster Companies with respect to any of the Intangibles. No Action alleging or relating to any such infringement against the rights of the Lancaster Companies or any third parties is currently pending or, to the Knowledge of the Sellers, threatened.

         5.6. Sufficiency of Assets. The Real Property, Personal Property and Intangibles and all of the other personal property owned or leased by the Lancaster Companies together constitute all properties, rights and assets necessary for the conduct of the Business, other than as described on Schedule 5.6; provided, however, no representation or warranty is made herein as to the sufficiency or adequacy of the Working Capital Assets.

         5.7. Accounts; Funds, etc. Schedule 5.7 identifies each bank account or similar account for the deposit of cash or securities maintained by or on behalf of any of the Lancaster Companies (indicating the name and address of the bank or other financial institution).

         5.8. Certain Contractual Obligations. Set forth on Schedule 5.8 hereto is a true and complete list of all of the following Contractual Obligations of the Lancaster Companies:

                  (a) All collective bargaining agreements and other labor agreements and all written employment or consulting agreements pursuant to which services are rendered to the Lancaster Companies, in each case which are likely to involve payments by or on behalf of a Lancaster Company in excess of $50,000 per year;

                  (b) All Contractual Obligations under which any Lancaster Company is or will after the Closing be (i) restricted from carrying on any business or other activities anywhere in the world (other than use restrictions contained in any of the Leases and limiting only the tenant's use of the property leased pursuant to such Lease) or (ii) bound to participate in any allocation or sharing of Taxes;

                  (c) All Contractual Obligations (including, without limitation, options) to sell or otherwise dispose of any Assets having a fair market value in excess of $50,000 except in the Ordinary Course of Business;

                  (d) All Contractual Obligations under which any Lancaster Company has, or after the Closing will have, any liability or obligation to or for the benefit of any of the Sellers or any Affiliate of any Seller (other than the Lancaster Companies);

                  (e) All Contractual Obligations (including, without limitation, partnership and joint venture agreements) under which (i) any Lancaster Company has any Liability for Debt or constituting or giving rise to a guarantee of any Liability of any Person (other than any Lancaster Company), (ii) any Lancaster Company has given any warranty or has assumed any Liabilities, (iii) any Lancaster Company has settled any claims or (iv) any Person has any Liability constituting or giving rise to a guarantee of (or other contingent obligation in respect of) any Liability or obligation of any Lancaster Company, in each case involving any Debt or Liability in excess of $50,000 individually or $100,000 in the aggregate together with all other such Debts or Liabilities;

                  (f) All Contractual Obligations under which any Lancaster Company may reasonably be expected to become obligated to pay any amount or receive any benefit in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets constituting a business or securities representing a controlling interest in any Person, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of a type specified in subclauses (i) and (ii);

                  (g) All license or franchise agreements, which in each case individually or as part of any series of related agreements involved payments by or on behalf of, or to, any Lancaster Company in excess of $50,000 during the calendar year ended December 31, 1995 or that are likely to involve such payments over the remaining term of the contract;

                  (h) All Contractual Obligations pursuant to which any Lancaster Company may be expected to perform services with a value in excess of $50,000; and

                  (i) All Contractual Obligations pursuant to which any Lancaster Company may be obligated to pay for goods and services to be delivered or performed with a value in excess of $50,000 in any fiscal year.

The Company has delivered to the Buyer a true and complete copy of each of the Contractual Obligations listed on Schedule 5.8 hereto, each as in effect on the date hereof, including all amendments (such Contractual Obligations, other than the Company Plans being referred to herein collectively as the "Contracts"). Each Contract is Enforceable by the Lancaster Company that is a party thereto, against each other Person party thereto. No material breach or default by any Lancaster Company under any of the Contracts has occurred and is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a material breach or default. To the Knowledge of the Sellers, no material breach or default by any other Person under any of the Contracts has occurred and is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a material breach or default. Except as otherwise disclosed in Schedule 5.8, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby does or will constitute, result in or give rise to a breach or violation of or a default under (or the acceleration of the time for performance of any obligation under) any Contract.

         5.9. Insurance, etc. Schedule 5.9 is a true and accurate list as of the date hereof of all policies or binders of insurance covering the Assets and operations of the Lancaster

Companies. The Company has delivered or made available to the Buyer true and accurate copies of all such policies or binders (including all amendments thereto) as in effect on the date hereof. The Sellers or the Lancaster Companies have paid all premiums due under such policies, and none of the Lancaster Companies is in any default with respect to its obligations under any of such policies which, to the Knowledge of Sellers, would result in the termination of any such policy.

         5.10.             Litigation, etc.

                  (a) There is no Action pending or, to the Knowledge of Sellers, threatened (i) against any Seller or its respective Affiliates which could have a material adverse effect on the ability of any of the Sellers to perform its obligations under this Agreement or (ii) which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby. Neither the Sellers nor any of its respective Affiliates is subject to any Governmental Orders which could have a material adverse effect on the ability of the Sellers to perform their obligations under this Agreement.

                  (b) Schedule 5.10 is a true and accurate list of all Actions against any Lancaster Company pending (or, to the Knowledge of the Sellers, threatened) and all Governmental Orders that have been issued specifically naming any Lancaster Company and that are currently in effect. Except as indicated on Schedule 5.10, no such Action could reasonably be expected to have a Material Adverse Effect. No Governmental Order has been issued which has had or is reasonably likely to have a Material Adverse Effect.

         5.11. Compliance with Laws, etc. The operations of the Business comply in all material respects with applicable Legal Requirements. Except as disclosed on Schedule 5.11, the Lancaster Companies have been duly granted all licenses, permits, consents, approvals, franchises and other authorizations under any Legal Requirement (including, but not limited to, the Environmental Laws) necessary for or material to the conduct of the Business (the "Permits"). All of the Permits are in full force and effect, are being complied with in all material respects and will remain in effect immediately after the Closing. Except as set forth on Schedule 5.11, to the Sellers' Knowledge, the Company has not received any notice that any Governmental Authority or other licensing authority will revoke, cancel, rescind, materially modify or refuse to renew in the ordinary course any of the Permits.

         5.12.    Tax Matters.

                  (a)      Except as set forth on Schedule 5.12:

                           (i) Each of the Lancaster Companies has filed or has had filed on its behalf all Tax Returns that it was required to file on or before the date hereof (or the Closing
                                     Date), to the Knowledge of the Sellers all information set forth in such Tax Returns is accurate and complete in all material respects, and each of the Lancaster Companies has paid all Taxes shown thereon as owing;

                           (ii) all deficiencies asserted in writing and any assessments made as a result of any examinations of the Tax Returns referred to in clause (i) by the Internal Revenue Service ("IRS") or the appropriate state, local or foreign taxing authority have been paid in full;

                           (iii) none of the Lancaster Companies has received any written or, to the Knowledge of the Sellers, any other notice of any audit, claim, deficiency or assessment pending or proposed with respect to Taxes of any of the Lancaster Companies;

                           (iv) none of the Lancaster Companies is party to any written or, to the Knowledge of the Sellers, any other agreements or waivers extending the statutory period of limitation applicable to any Taxes of the Lancaster Companies;

                           (v) none of the Lancaster Companies (A) files or is required to file any combined, consolidated or unitary State, local or foreign Tax Returns (other than Tax Returns filed by a group the common parent of which was the Company) and (B) is a party to any Contractual Obligation relating to any allocation or sharing of Taxes;

                           (vi) each of the Lancaster Companies has collected or withheld all Taxes required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due;

                           (vii) the Audited Balance Sheet properly reflects under Generally Accepted Accounting Principles, as of the date thereof, all material liabilities of the Lancaster Companies for all accrued Taxes and, for periods ending after such date, the books and records of the Lancaster Companies properly reflect under Generally Accepted Accounting Principles all material liabilities for accrued Taxes;

                           (viii) none of the Lancaster Companies has made a consent pursuant to Section 341(f) of the Code or is a party to any "safe harbor lease" subject to former Section 168(f)(8) of the Code;

                           (ix)      none of the Lancaster Companies is
                                     obligated to make any payment, or is a
                                     party to any Contractual Obligation that could require it to make any payment, that would not be deductible by reason of
                                     Section 280G of the Code;

                           (x) there is no unpaid Tax due and payable by any of the Lancaster Companies; and

                           (xi) there is no unpaid Tax due and payable by any other person that is or, to the Knowledge of Sellers, could become a lien on any Asset of the Lancaster Companies.

                  (b) The Company has provided or made available to the Buyer true, complete, and correct copies of all Tax Returns filed by it with Taxing authorities since January 1, 1993 with respect to Taxes on, based on, measured by or with respect to net income ("Income Taxes").

         5.13.             Employee Benefit Plans and Programs.

                  (a) Schedule 5.13 lists (i) each "employee benefit plan" within the meaning of section 3(3) of ERISA (including, without limitation, pension, profit sharing, stock bonus, medical reimbursement, life insurance, disability and severance pay plans) that is maintained or otherwise contributed to by, or under which there is any continuing obligation on the part of, any Lancaster Company for the benefit of any current or former employee, spouse or former spouse, dependent or beneficiary thereof of any Lancaster Company or any of its current or former ERISA Affiliates and (ii) all other employee benefit plans, agreements, programs, policies or other arrangements (including, without limitation, vacation, sick, personal or other leave and dependent care), not subject to ERISA, that are maintained or otherwise contributed to by, or under which there is any continuing obligation on the part of, any Lancaster Company for the benefit of any current or former employee, spouse or former spouse, dependent or beneficiary thereof of any Lancaster Company or any of its current or former ERISA Affiliates (collectively, "Company Plans"). For purposes hereof, an "ERISA Affiliate" means each entity that is or, depending on the context, was within the prior 6 years a member of a controlled group or affiliated service group of which the Company or any of its Subsidiaries is or, depending on the context, was within the prior 6 years such a member or that is or, depending on the context, was within the prior 6 years under common control with the Company or any of its Subsidiaries (within the meaning of sections 414(b), 414(c), 414(m) or 414(o) of the Code).

                  (b) Schedule 5.13 hereto also contains a true and complete list of change in control agreements, severance and benefit continuation agreements and other benefits other than Company Plans and other than those reported on Schedule 5.8 of present and former employees and salesmen (other than independent sales representatives) of the Lancaster Companies and the spouses, former spouses, dependents or beneficiaries of any such persons.

                  (c) With respect to each of the Company Plans which is not a "multiemployer plan" (as such term is defined in section 3(37) of ERISA), the Company has made available to the Buyer, to the extent the following material exists:

                           (i) a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of the plan document therefor (including all existing amendments thereto that shall become effective at a later date) and, to the extent applicable;

                           (ii) any related trust agreement, annuity contract, insurance contract (including, without limitation, any stop loss coverage), or other funding instrument;

                           (iii) any summary plan description and all summaries of material modifications thereto;

                           (iv) any related investment manager agreement, administrative services agreement or other agreement with any service provider;

                           (v) the last year's annual report on IRS Form 5500 series;

                           (vi) for any Company Plan which is a defined benefit pension plan, the last five years' actuarial valuation reports;

                           (vii) the last five years' tax returns on Form 990 for any trust funds;

                           (viii) the last five years' tax or other returns on which excise taxes relating thereto have been reported;

                           (ix) for any Company Plan which is a health, life insurance, disability or accident plan, the claims experience for the last three years; and

                           (x) the latest employee handbook and all modifications thereto.

                  (d) Except as set forth in Schedule 5.13, with respect to each of the Company Plans which is not a "multiemployer plan" (as such term is defined in section 3(37) of ERISA):

                           (i) to the Knowledge of the Sellers, each such Company Plan has been established and administered in substantial compliance with its terms and with the applicable provisions, if any, of ERISA and the Code and of any applicable state or other law, except where failure to comply would not have a Material Adverse Effect, and to the Knowledge of the Sellers, neither the Lancaster Companies nor any ERISA Affiliate has received any written notice from the Department of Labor ("DOL"), Pension Benefit Guaranty Corporation ("PBGC") or IRS alleging to the contrary with respect to any such Company Plan;

                           (ii) each such Company Plan is enforceable in accordance with the written terms thereof and to the Knowledge of the Sellers, no representation or assurance has been made to any employee or former employee, spouse, former spouse, or dependent or beneficiary of any employee or former employee of the Lancaster Companies or any ERISA Affiliate that differs from the written terms of any such Company Plan;

                           (iii) the Lancaster Companies have the right to amend or terminate each such Company Plan at any time and for any reason to the extent allowed by law;

                           (iv) there is no action, claim or demand of any kind (other than routine claims for benefits), whether through litigation, administrative or other proceedings or otherwise, that has been brought or, to the Knowledge of Sellers, is proposed or threatened, against any such Company Plan or the assets thereof, against the fiduciary of any such Plan, or against any Lancaster Company which would have a Material Adverse Effect;

                           (v) each such Company Plan that is intended to be qualified within the meaning of section 401(a) of the Code has received a favorable determination letter as to its qualification, and to the Knowledge of the Sellers, there are no facts or circumstances that would jeopardize any such Company Plan's qualification under section 401(a) of the Code;

                           (vi) each such Company Plan that is intended to be a cafeteria plan within the meaning of section 125 of the Code has been
                                     established and operated in accordance with the applicable requirements thereof, and to the Knowledge of the Sellers, there are no facts or circumstances that would jeopardize any such Company Plan's treatment as a cafeteria plan under section 125 of the Code;

                           (vii) to the Knowledge of the Sellers, no "reportable event" (as such term is used in section 4043 of ERISA), "prohibited transaction" (as such term is used in section 4975 of the Code or ERISA), or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the
                                     Code) has occurred, and no reportable event would occur by reason of the consummation of the sale pursuant to this Agreement, with respect to any such Company Plan that would result in a Material Adverse Effect;

                           (viii) to the Knowledge of the Sellers, each Lancaster Company and each of its ERISA Affiliates has complied with the health care continuation requirements of section 601, et seq. of ERISA and COBRA with respect to employees and their spouses, former spouses and dependents, except where failure to comply would not have a Material Adverse Effect;

                           (ix) no Lancaster Company has obligations under any such Company Plan to provide health, life insurance or other welfare benefits to former employees, spouses, former spouses, or their dependents except as specifically required by law;

                           (x) the Assets are not subject to any liens or other encumbrances (whether absolute or contingent), or any condition which could result in any such lien or encumbrance, under the Code or ERISA with respect to such Company Plans;

                           (xi)      none of the agreements listed on Schedule
                                     5.13 hereto will be breached by Seller's execution, delivery and performance of this Agreement; and

                           (xii) each such Company Plan which is a defined benefit pension plan, which is subject to Title IV of ERISA is fully funded on a plan continuation basis.

                  (e) With respect to each of the Company Plans which is a "multiemployer plan" (as such term is defined in section 3(37) of ERISA), except as set forth in Schedule 5.13:

                           (i) the Company has identified each such plan on Schedule 5.13 as such a multiemployer plan and has disclosed the ongoing regular contribution obligation hereunder to Buyer;

                           (ii) no Lancaster Company has incurred any withdrawal liability which would have a Material Adverse Effect with respect to any such multiemployer plan that remains unsatisfied, or has been informed by such plan that it would, or to the Knowledge of Sellers would it, incur any withdrawal liability which would have a Material Adverse Effect with respect to any such multiemployer plan if it or any of its ERISA Affiliates withdrew at the Closing;

                           (iii) the Company has made available to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of the plan document therefor (including all existing amendments thereto that shall become effective at a later date), and any summary plan description and all summaries of material modifications thereto;

                           (iv) to the Knowledge of the Sellers, there is no action, claim or demand of any kind (other than routine claims for benefits), whether through litigation, administrative or other proceedings or otherwise, that has been brought or, to the knowledge of Sellers, is proposed or threatened, against or by any such multiemployer plan or the assets thereof, any Lancaster Company or any fiduciary of any such multiemployer plan which would have a Material Adverse Effect; and

                           (v) the Assets are not subject to any liens or other encumbrances or to the Knowledge of the Sellers, any condition which could result in any such lien or encumbrance, under the Code or ERISA with respect to any such multiemployer plan.

         5.14.    Environmental Matters, etc.

                  (a) Except as set forth in Schedule 5.14, the conduct of the Business and the use of the Real Property or Assets do not violate or conflict with, and has not violated or conflicted with, any Environmental Law. Schedule 5.14 contains a true and complete list of all Permits related to any Environmental Law.

                  (b) Except as set forth in Schedule 5.14, (i) none of the Lancaster Companies nor, since December 15, 1987 their respective predecessors, has used, stored, treated, transported, manufactured, refined, handled, produced, emitted, discharged or disposed of any Hazardous Substances on, under, at, from or in any way affecting any of the Real Property or Assets, in any manner which violated any Environmental Law and (ii) to the Knowledge of the Sellers, no prior owner of such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Substances on, from or in any way affecting Real Property or Assets, or otherwise, in any manner which violated any Environmental Law.

                  (c) Except as set forth in Schedule 5.14, none of the Lancaster Companies has any Liability by reason of or based upon any provision of any Environmental Laws including, without limitation, any such Liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, release, emission, discharge, disposal, arranging for disposal, transport or handling of any Hazardous Substances by any Lancaster Company or, to the Knowledge of the Sellers (except with respect to Easco), by any other person at, on, from or under the Real Property.

                  (d) Except as set forth on Schedule 5.14, to the Knowledge of the Sellers no building on the Real Property owned, operated or leased by any Lancaster Company as of the Closing Date contains any friable asbestos and there are no underground storage tanks on the Real Property.

                  (e) Except as provided in Schedule 5.14, none of the Lancaster Companies has received any written notices or claims that it is a potentially responsible party in connection with any claim or notice asserted pursuant to 42 U.S.C. Section 9601 et seq., or any state superfund law.

                  (f) Except as set forth on Schedule 5.14, there are no "wetlands" (as that term has ever been defined by the U.S. Army Corps of Engineers or any other regulatory agency) on any of the Real Property owned, operated or leased by any Lancaster Company as of the Closing Date.

         5.15.    Labor Relations.  Except as set forth in Schedule 5.15:

                  (a) To the Knowledge of the Sellers there are no controversies between the Company and any employees relating to any unresolved labor union grievances or unfair labor practice charges nor are there any labor arbitration proceedings pending or, to the Knowledge of the Sellers, threatened, related to the Company. Certain employees of the Company are currently members of a labor union as more fully described on Schedule 5.15; and

                  (b) Neither the Sellers nor any of the Lancaster Companies has received notice of any claim that any Lancaster Company has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that it is liable for any arrears or wages or any taxes or penalties for failure to comply with any of the foregoing.

         5.16. Brokers, etc. Except for the payments to be made by the Sellers to Bowles Hollowell Conner & Co. ("Bowles Hollowell") on or before the Closing, no broker, finder, investment bank or similar agent is entitled to any brokerage, finder's or other similar fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of (or upon the conduct of) the Sellers, the Company or any of their respective Affiliates for which the Buyer or the Company could become liable or obligated.

6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. In order to induce each Seller to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to each Seller as follows:

         6.1.     Corporate Matters, etc.

                  6.1.1. Incorporation and Authority of the Buyer. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, corporate and otherwise, to enter into this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby.

                  6.1.2. Authorization and Enforceability. This Agreement, and each of the other agreements entered into pursuant to this Agreement to which the Buyer is a party, have been duly authorized, executed and delivered by, and is Enforceable against, the Buyer.

                  6.1.3. Non-Contravention, etc. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby does or will constitute, result in or give rise to any breach, violation or default under any Contractual Obligation of or the Charter or By-laws of the Buyer or a material breach of any Legal Requirement applicable to the Buyer. To the Knowledge of the Buyer, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority is required to be obtained or made by or on behalf of the Buyer in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except as shall have been obtained or made on or prior to, and shall be in full force and effect at, the Closing Date.

         6.2. Financial Condition, Solvency, etc. The Buyer has available funds in an aggregate amount sufficient to (i) pay the anticipated Purchase Price and all contemplated fees and expenses related to the transactions contemplated by this Agreement, which funds or commitments will be available at Closing to pay the Purchase Price and such fees and expenses, and (ii) provide adequate working capital for the Business.

         6.3. Investment Intent, Related Matters. The Buyer is purchasing the Shares for its own account and has the present intention of holding the Shares for investment purposes and not with a view to, or for sale in connection with, any public distribution thereof in violation of any federal or state securities laws. The Buyer is an Accredited Investor within the definition set forth in Rule 501(a) of the Securities Act of 1933, as amended.

         6.4. Litigation. There is no Action pending or to the Knowledge of the Buyer, threatened (i) against the Buyer or any of its respective Affiliates which could have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or (ii) which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby. Neither the Buyer nor any of its respective Affiliates is subject to any outstanding Governmental Orders which could have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

         6.5. Brokers, etc. Except for the payments to be made by the Buyer to J.P. Morgan & Co., no broker, finder, investment bank or similar agent is entitled to any brokerage, finder's or other similar fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of (or upon the conduct of) the Buyer or any of its Affiliates.

7.       CERTAIN AGREEMENTS OF THE PARTIES.

         7.1. Access to Premises and Information. Prior to the Closing, the Sellers will cause the Lancaster Companies to permit the Buyer and its representatives to have reasonable access to their documents, books and records and to make copies during normal business hours of such financial and other information with respect to the Lancaster Companies as the Buyer shall reasonably request; provided, however, that (i) all such requests (and all other requests contemplated pursuant to this Section 7.1) shall be made through the Sellers' Representative or through one or more employees or other agents of the Sellers who may, from time to time, be designated by the Sellers or their representatives as appropriate contact Persons for such inquiries and (ii) the Buyer shall cause reasonable notice to be provided to the Sellers' Representative or the Sellers prior to any visits to the headquarters or other offices of any Lancaster Company. The Buyer shall exercise its rights under this
Section 7.1 in a manner that is reasonable and does not unreasonably interfere with the operations of the Lancaster Companies and the Sellers.

         7.2. Confidentiality Covenant of the Buyer. The Confidentiality Agreement dated May 19, 1995 as amended through the date hereof (the "Confidentiality Agreement") by and between the Buyer and Bowles Hollowell on behalf of the Company and the Sellers is hereby confirmed and acknowledged as a continuing obligation of the parties; provided, however, that the Confidentiality Agreement shall terminate upon the consummation of the Closing.

         7.3. Operation of Business, Related Matters. From the date hereof and on and prior to the Closing, except as otherwise described in or permitted by this Agreement, the Sellers will cause the Lancaster Companies to, and the Lancaster Companies shall, conduct the Business only in the Ordinary Course of Business and substantially as presently operated and use reasonable efforts to keep and maintain the Assets of the Business in good operating condition and repair, ordinary wear and tear excepted, and maintain the value of the Business as a going concern and the relationships of the Lancaster Companies with customers, distributors, suppliers, vendors, employees, agents, Governmental Authorities and others. From the date hereof and on and prior to the Closing Date, the Sellers will not sell, pledge or otherwise encumber the Shares, Options or Warrants without the prior written consent of the Buyer. From the date hereof and on and prior to the Closing Date the Sellers will cause the Lancaster Companies not to, and the Lancaster Companies shall not, without the prior written consent of the Buyer:

                  (a) Enter into any transactions otherwise than on an arms' length basis with any Seller or any other Affiliate of the Lancaster Companies (other than as contemplated by this Agreement and transactions in the Ordinary Course of Business among the Lancaster Companies);

                  (b) Pay any compensation other than in the Ordinary Course of Business or increase any compensation of any officer or employee other than such increases in compensation for hourly employees as may be made in the Ordinary Course of Business;

                  (c) Incur any Debt (including, without limitation, any capital lease) except capitalized leases entered into as described on Schedule
         5.3.2 or in the Ordinary Course of Business;

                  (d) Amend the Charter or By-laws of any Lancaster Company or sell, lease or otherwise dispose of any Assets except for (i) sales or other dispositions of inventory or excess equipment with a current fair value no greater than $50,000 in the Ordinary Course of Business, (ii) agreements to dispose of Assets described in Schedule 5.3.2, and (iii) as may otherwise be permitted by the terms of this Agreement;

                  (e) Allow any material Permit or License to lapse or terminate or fail to renew any Permit, in each case, other than in the Ordinary Course of Business;

                  (f) Except as specified in Schedule 7.3, enter into or amend any Contractual Obligation that contains either consideration to be given by, or is to be performed by, the Lancaster Companies with a value exceeding $50,000 or a term exceeding three years (except to the extent, if any, permitted by the terms of this Agreement);

                  (g) Make any material change in the Business or operations of any of the Lancaster Companies;

                  (h) Make any capital expenditure with respect to the Business or enter into any contract or commitment therefor in excess of $50,000;

                  (i)      Enter into or amend any existing labor agreements;

                  (j) Take any of the actions specified in Section 5.3.1 or subsections (a) or (b) of Section 5.3.2., except as described on
         Schedule 5.3.2; or

                  (k) Enter into any Contractual Obligation to do any of the actions referred to in this Section 7.3.

         The Buyer shall respond with reasonable promptness to any and all requests by the Sellers for consent(s) to take any of the actions specified in this Section 7.3.

         7.4. Preparation for Closing. Each party will use all reasonable efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the other parties hereto set forth in this Agreement. Without limiting the generality of, or being limited by, the foregoing, the parties shall take the actions set forth below.

                  7.4.1. Consents, etc. Prior to the Closing Date, the Sellers shall use reasonable efforts (but without any obligation to pay any fees or expenses) to secure required written consents or waivers under or with respect to the Contracts indicated on Schedule 5.1.3. If required by the other parties to the Contracts and if requested by the Sellers in connection with their attempts to obtain such consents, the Buyer shall execute and deliver an agreement of assignment, assumption and attornment with respect to and/or guarantee of the obligations under such Contracts; provided, however, that the Buyer shall be under no obligation to execute and deliver such agreement if there is any material change to the terms of such Contract.

         7.5. Payment of Transfer Taxes and Other Charges. The Buyer shall be responsible for and shall pay all stock transfer Taxes, real property transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes arising under any Legal Requirement in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall prepare and file, and shall fully cooperate with each other party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.

         7.6. Support Services; Cash; BCC Debt. The Buyer acknowledges that BCC ISI provides or makes available to the Lancaster Companies certain administrative and support services. The Buyer acknowledges that such services will be terminated as of the Closing Date. In addition, at or prior to the Closing all BCC Debt shall be paid in full pursuant to Section 9.2 hereof.

         7.7. Cancellation of Options and Warrants; Payment of Key Employee Bonuses. At or prior to Closing, the Company shall enter into agreements in form and substance reasonably satisfactory to Buyer (the "Cancellation Agreements") with each holder of an Option or Warrant providing for the cancellation of the Options and Warrants held by such holder effective as of the Closing in consideration for the value of the Options and Warrants to be canceled, which in the aggregate shall equal the amount of the Gross Cancellation Payment. At the Closing, the Company shall pay to (a) the Sellers' Representative on behalf of each holder of an Option or Warrant, the amount provided in the applicable Cancellation Agreement, less the amount of withholding taxes required by applicable law (each, a "Cancellation Payment") and (b) Mr. Cocanaugher and Ms. Wells the Key Employee Bonuses, less the amount of withholding taxes required by applicable law.

         7.8. No Shopping. Prior to the Closing Date or termination of this Agreement pursuant to Section 13.1, or except as permitted by this Agreement, none of the Lancaster Companies nor any Seller will, directly or indirectly, through any officer or director of the Lancaster Companies, any agent or otherwise: (a) solicit, initiate, encourage the submission of, discuss inquiries or proposals of offers from any person relating to any acquisition or purchase of the Assets, or of any equity interest in, the Lancaster Companies or the Shares, Options or Warrants or any exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, liquidation, dissolution or similar transactions involving any of the Lancaster Companies or the Sellers other than pursuant to this Agreement (each a "Competing Transaction"); (b) enter into or participate in any discussions or negotiations regarding a Competing Transaction; (c) furnish to any other person any information with respect to the business, properties or assets of the Lancaster Companies in connection with a Competing Transaction; or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek a Competing Transaction. Prior to the Closing Date or termination of this Agreement pursuant to Section 13.1 hereof, the Company and the Sellers shall immediately notify the Buyer of any proposal relating to a Competing Transaction or if any inquiry or contact with any person with respect thereto is made and shall promptly deliver to the Buyer copies of any such written proposal or offer and any written communications made in response thereto.

         7.9. Post-Closing Agreement. Buyer agrees that, after the Closing Date, the mortgage note (the "Easco Note") payable by the Company to Easco Hand Tools, Inc. ("Easco") will not be prepaid prior to its maturity date, January 24, 2002.

         7.10.             Stockholders Agreement.    Each of the Sellers, which
is a party thereto, and the Company hereby waives the application of the provisions of the Stockholders Agreement dated as of December 15, 1987 among Lancaster Press Acquisition Corp. and the stockholders party thereto.

         7.11. Further Assurances. Each party, upon the request from time to time of any other party hereto after the Closing, and without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby in an orderly fashion.

8. CONDITIONS TO THE OBLIGATION TO CLOSE OF THE BUYER. The obligations of the Buyer to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing in writing by the Buyer in its sole discretion:

         8.1.     Representations, Warranties and Covenants.

                  8.1.1. Continued Accuracy of Representations and Warranties. All representations and warranties of the Sellers contained in this Agreement shall be true and accurate in all material respects as of the Closing Date as if made on the Closing Date, except for changes expressly permitted or contemplated by this Agreement.

                  8.1.2. Performance of Agreements. The Sellers shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by them at or prior to the Closing.

                  8.1.3. Closing Certificates. At the Closing, the Selling Parties shall furnish to the Buyer certificates, signed by each of the Selling Parties, dated the Closing Date, to the effect that the conditions specified in Sections 8.1.1 and 8.1.2 hereof have been satisfied.

                  8.1.4. Outstanding Capital. The Shares shall constitute all the outstanding stock of the Company and the Options and Warrants shall constitute all the Contractual Obligations pursuant to which the Company or any Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire the shares of common stock or any other securities of, or equity interests in, the Company.

         8.2. Legality; Governmental Authorization; Litigation. The acquisition of the Shares, and the consummation of the other transactions contemplated hereby shall not be prohibited by any Legal Requirement, and all applicable waiting periods under the Hart-ScottRodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated. No Action shall have been instituted at or prior to the Closing by any Person other than a party hereto, or instituted by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby, which has a reasonable likelihood of success and the result of which would prevent or make illegal the consummation of any such transaction or have a Material Adverse Effect.

         8.3. Third Party Consents. There shall have been obtained all consents and approvals from parties to Contractual Obligations that are required in connection with the consummation of the transactions contemplated by this Agreement.

         8.4. Opinions of Counsel. The Sellers shall have furnished the Buyer with a favorable opinions of Ropes & Gray, Smith, Katzenstein & Furlow and Appel & Yost, dated as of the Closing Date, substantially in the form attached as Exhibits A, B and C, respectively.

         8.5. Releases. The Buyer shall have received an executed Termination and Release from the holders of the BCC Debt in the form attached hereto as Exhibit D. BCC ISI shall have executed and delivered to the Buyer a Termination and Release in the form of Exhibit E. Each of the Sellers shall have executed and delivered a Stockholder Release (the "Stockholder Release") in the form attached as Exhibit F.

         8.6. BCC Certificate. The Buyer shall have received an executed certificate from SLA, MLA I, MLA II and MLA III in the form attached as Exhibit G.

         8.7. Cancellation Agreements. The Cancellation Agreements shall have been executed and delivered by the parties thereto and the Company shall deliver the execution copies thereof to Buyer.

         8.8. General. All corporate proceedings required to be taken on the part of the Sellers in connection with the transactions contemplated by this Agreement shall have been taken. The Buyer shall have received copies of such officers' certificates, good standing certificates, incumbency certificates and other customary closing documents as the Buyer may reasonably request in connection with the transactions contemplated hereby.

9.       CONDITIONS TO THE OBLIGATION TO CLOSE OF THE SELLING PARTIES.
The obligations of the Sellers at the Closing to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing in writing by the Sellers in their sole discretion:

         9.1.     Representations, Warranties and Covenants.

                  9.1.1. Continued Accuracy of Representations and Warranties. All representations and warranties of the Buyer contained in this Agreement shall be true and accurate in all material respects as of the Closing Date as if made on the Closing Date, except for changes expressly contemplated by this Agreement.

                  9.1.2. Performance of Agreements. The Buyer shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by the Buyer at or prior to the Closing.

                  9.1.3. Officer's Certificate. At the Closing, the Buyer shall furnish to the Sellers a certificate signed by the President or any Vice President of the Buyer, dated the Closing Date, to the effect that the conditions specified in Sections 9.1.1 and 9.1.2 hereof have been satisfied.

         9.2. Payment of BCC Debt. The Company shall have paid or made arrangements satisfactory to Sellers to pay $36,034,155.65 in payment in full on the Closing Date of all outstanding BCC Debt as of the Closing Date.

         9.3. Legality; Government Authorization; Litigation. The Sellers' consummation of the transactions contemplated hereby shall not be prohibited by any Legal Requirement, and all applicable waiting periods under the HSR Act shall have expired or been terminated. No Action shall have been instituted at or prior to the Closing by any Person other than a party hereto, or instituted by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby, which has a reasonable likelihood of success and the result of which would prevent or make illegal the consummation any such transaction or could otherwise have a material adverse effect on the ability of the Sellers to consummate the transactions contemplated hereby.

         9.4. Opinion of Counsel. The Buyer shall have furnished the Sellers with a favorable opinion of Hunton & Williams, dated as of the Closing Date, substantially in the form attached as Exhibit H.

         9.5. General. All corporate proceedings required to be taken by the Buyer in connection with the transactions contemplated by this Agreement shall have been taken. The Sellers shall have received copies of such officers' certificates, good standing certificates, incumbency certificates and other customary closing documents as the Sellers may reasonably request in connection with the transactions contemplated hereby.

10.      EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS.

         10.1. Employment of Affected Employees. Buyer shall cause the Lancaster Companies to continue to employ on the Closing Date, at the same rate of pay as in effect immediately preceding the Closing Date, all Affected Employees. Except as otherwise provided herein, the Sellers shall not retain any obligations or liabilities with respect to any benefits or wages, regardless of whether such benefits or wages were accrued (or relate to claims incurred) prior to, on or after the Closing Date, with respect to Affected Employees.

         10.2.             Employee Benefits.

                  (a) At the option of the Buyer (which may be applied on a plan or program by plan or program basis and/or separately to different groups of employees) and subject to changes required by applicable laws or by limitations imposed by insurance companies providing plan benefits or stop loss insurance with respect to a plan or by collective bargaining agreements, Affected Employees shall be entitled either (i) to continue to participate in the Company Plans in effect immediately prior to the Closing Date or (ii) to commence to participate in Buyer's employee benefit plans and programs on substantially the same basis as similarly situated employees of Buyer (taking into account all applicable factors, including but not limited to position, employment classification, age, length of service, pay, part time or full time status, preexisting condition limitations (but only to the extent applicable under comparable Company Plans), and the like, as well as changes made in such plans and programs in the future). For purposes of clause (ii) above, service of an Affected Employee with a Lancaster Company prior to the Closing Date shall be counted as service with the Buyer for purposes of determining eligibility and vesting (but not benefit accrual or entitlement) under all of Buyer's employee benefit plans and programs. If a Lancaster Company does not maintain a plan or program of the same type as maintained by the Buyer, there shall be no obligation to provide participation to Affected Employees of such Lancaster Company in such plan or program. The requirements of this provision shall expire one year after the Closing.

                  (b) Notwithstanding the foregoing, after the Closing Date, Buyer shall assume sole responsibility for the payment of severance and benefit continuation benefits due pursuant to either (i) the Contracts listed in Items 8 through 15 of Schedule 5.8 hereof, (ii) any agreement entered into between an Affected Employee, Buyer or the Company at or after the Closing, or (iii) any Legal Requirement, to any Affected Employee whose employment with Buyer or with the Company or any of its Subsidiaries is terminated at or after the Closing.

         10.3. WARN. The Buyer shall indemnify the Sellers and their Affiliates and defend and hold each of them harmless from and against any Losses which may be incurred by any of them under WARN, or any state plant closing or notification law, arising out of, or relating to, any actions taken by the Buyer or the Company on or after the Closing Date.

         10.4. Third-Party Rights. No provision of this Section 10 shall create any third-party beneficiary rights in any employee or former employee (including any spouse, former spouse, dependent or other beneficiary thereof), the Company or any Subsidiaries of the Company in respect of continued employment (or resumed employment) or terms, conditions or benefits of employment for any specified period of any nature or kind whatsoever.

         10.5. Indemnity. Buyer shall indemnify the Sellers and their Affiliates and defend and hold the Sellers and their Affiliates harmless from and against any and all Losses arising with respect to events occurring after the Closing, from claims by or in respect of any Affected Employee (or such Affected Employee's successors or assigns) with respect to events arising on or after the Closing Date.

11.      INDEMNIFICATION.

         11.1. Indemnification. Subject to the terms of this Section 11, the Sellers jointly and severally, (in their capacity as indemnifying party, an "Indemnifying Party") shall indemnify the Buyer (on a consolidated basis and in its capacity as indemnified party, an "Indemnitee") and hold the Buyer harmless, and the Buyer (in its capacity as indemnifying party, an "Indemnifying Party") shall indemnify each of the Sellers (each in its capacity as indemnified party, an "Indemnitee") and hold each of the Sellers harmless, from, against and in respect of any and all Losses sustained by an Indemnitee or its Affiliates arising from or related to any of the following:

                  11.1.1. The Sellers. In the case of the Sellers as Indemnifying Party (i) any breach of any representation or warranty (other than Section 5.14) made by or on behalf of the Sellers in this Agreement (including, without limitation, the Schedules hereto) or in any document, instrument or certificate delivered pursuant hereto, other than representations made severally and not jointly by a Seller in which case the Seller who made such representation and warranty shall be solely liable for any breach thereof; or (ii) any breach or violation of any covenant or agreement made by or on behalf of the Sellers in this Agreement (including, without limitation, the Schedules hereto) or in any document, instrument or certificate delivered pursuant hereto; or (iii) 50% of any Taxes incurred by the Buyer or any of the Lancaster Companies, resulting from the disallowance, in whole or in part, of any deduction (including without limitation any related loss carryforward or loss carryback) relating to the payments made (A) pursuant to Section 7.7 in cancellation of the Options and Warrants,
         (B) in respect of the Key Employee Bonuses, or (C) in respect of the prepayment penalties related to the BCC Debt; or (iv) any breach of the representations and warranties contained in Section 5.14 and the matters specified in Schedule 5.14, including the matters included in reports described thereon, to the extent Buyer, as Indemnitee, incurs any Losses as a result of actions taken by or on behalf of it, as Indemnitee, if such actions (A) are required by a Governmental Order; or (B) are in connection with claims made by third parties who are not Affiliates of Buyer or the Lancaster Companies; or (C) are taken when there may be risk of imminent and substantial endangerment to human health, safety or the environment; or (D) are, with respect to Losses for which a claim for indemnification would be available under the Supplemental Agreement, taken in compliance with the terms of the Supplemental Agreement; or (E) are taken when a violation of Environmental Laws or a pending Governmental Order threatens continued operation of the Business; or (F) are pursuant to a remediation or compliance plan agreed to by the Sellers' Representative and Buyer in good faith; or (v) the matters referred to in Items 9(d), 18(e) and 19(a) and (b)
         specified in Schedule 5.13; or (vi) the matter referred to in Item 25 specified in Schedule 5.13. For purposes of clause (iii) only, Losses shall only include the Taxes referred to therein and 50% of the out-of-pocket costs and expenses related to the defense of any of the deductions referred to in clause (iii) after any such disallowance or any asserted disallowance thereof, whether or not upheld. It is hereby agreed and understood that all claims for Losses under clause (iv) relating to claims for indemnification which would be available under the Supplemental Agreement, shall be subject to the penultimate sentence of Section 11.2.

                  11.1.2. The Buyer. In the case of the Buyer as Indemnifying Party (i) any breach of any representation or warranty made by or on behalf of the Buyer in this Agreement (including, without limitation, the Schedules hereto) or in any document, instrument or certificate delivered pursuant hereto; or (ii) any breach or violation of any covenant or agreement made by or on behalf of the Buyer in this Agreement (including, without limitation, the Schedules hereto) or in any document, instrument or certificate delivered pursuant hereto.

         11.2. Time Limitation on Indemnification. Notwithstanding the foregoing, (a) none of the representations, warranties and agreements of the Sellers shall survive after the expiration of the eighteen month period beginning immediately after the Closing Date except representations, warranties and agreements contained in (i) Sections 4.1, 4.2, 4.4, 5.1.4 and the last sentence of Section 5.1.5 which shall survive for a period of three years beginning on the date immediately following the Closing, (ii) Sections 5.12, 5.13, Section 11.1.1(iii) and Section 11.1.1(v) which shall survive for sixty days after the expiration of the latest applicable statute of limitations, without regard to extensions thereof unless prior written notice of any such extension is provided to the Sellers' Representative, and (iii) Section 11.1.1(iv) which, subject to the penultimate sentence of this Section 11.2, shall survive for a period of six years beginning on the date immediately following the Closing, and no claim may be made or suit instituted by the Buyer under any provision of this Section 11 after the applicable limitation period set forth herein except for Reserved Claims and (b) none of the representations, warranties and agreements of the Buyer shall survive after the expiration of the eighteen month period beginning immediately after the Closing Date and no claim may be made or suit instituted by any Seller under any provision of this Section 11 after such eighteen month period except for: (i) claims by any Seller pursuant to Section 10 hereto which may be made or suit instituted on or before the expiration of the three-year period beginning immediately after the Closing Date and (ii) Reserved Claims. Buyer agrees that (i) prior to making any indemnification claim hereunder (other than providing notice thereof) with respect to which indemnification for Losses related to such claim is available to the Company under the Easco Note, Buyer and its Affiliates will assert the offset remedy in the Easco Note (in accordance with the terms of Section 5 of the Supplemental Agreement) available thereunder and (ii) if either the agreement contained in Section 7.9 hereof or the Supplemental Agreement Regarding Environmental Matters dated February 24, 1992 between the Company and Easco (the "Supplemental Agreement") is breached by Buyer or the Company after the Closing Date, no indemnification claim may be made hereunder if and to the extent that, but for the breach of Section 7.9 or the Supplemental Agreement, indemnification for Losses related to such claim would have been available to the Company under the Easco Note. The term "Reserved Claims" shall mean all claims as to which any Indemnitee has given any Indemnifying Party written notice (describing with reasonable specificity the amount, if determinable, and basis of such claims) on or prior to the expiration date of the applicable limitation period set forth herein.

         11.3. Monetary Limitations on Indemnification. With respect to Losses incurred by any Indemnitee arising from any claim, the Indemnifying Parties shall not have any obligation to indemnify an Indemnitee under Section 11.1.1
(i), (ii), (iv) or (vi) or 11.1.2, unless the aggregate cumulative total of all Losses incurred by the Indemnitee and its Affiliates as Indemnitees with respect to claims exceeds $300,000, whereupon the Indemnitee and its Affiliates shall be entitled to indemnification for such Losses but only to the extent that such Losses exceed $300,000, it being understood that the Indemnitee and its Affiliates shall be entitled to indemnification for any nonpayment of the Purchase Price Adjustment if a payment is required under Section 3.3(c), and for Losses under Section 11.1.1(iii) and (v) without regard to the foregoing minimum threshold; provided, however, that the maximum aggregate recovery for which the Selling Parties may be responsible with respect to all claims (other than claims made as a result of any nonpayment of the Purchase Price Adjustment if payment is required under Section 3.3(c) or pursuant to Section 11.1.1(iii) and (v)) shall not exceed $5,700,000 and the maximum aggregate recovery for which Buyer may be responsible with respect to all claims (other than claims made as a result of any nonpayment of the Purchase Price Adjustment if a payment is required under Section 3.3(c) or pursuant to a breach of Section 6.2) shall not exceed $5,700,000; provided, further, each Seller other than SLA, MLA

I, MLA II and MLA III shall only be liable in respect of a portion of such indemnification obligation equal to such Seller's Percentage (determined on a fully-diluted basis) of the Cash Consideration and Gross Cancellation Payment as set forth on Schedule 3.1(a).

         11.4. Third Party Claims. Promptly after the receipt by any Indemnitee of notice of the commencement of any Action against such Indemnitee (or any of its Affiliates) by a third party, such Indemnitee shall, if a claim with respect thereto is or may be made against any Indemnifying Party pursuant to this
Section 11, give such Indemnifying Party written notice of the nature and basis of such claim. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except to the extent that such failure adversely affects the rights of such Indemnifying Party. Prior to any Indemnifying Party notifying the Indemnitee of its intention to defend the claim, as contemplated by clause (a) of the next sentence, the Indemnitee will defend against such claim (provided that the Indemnitee shall not settle such claim without the consent of the Indemnifying Parties, which consent shall not unreasonably be withheld). Provided that the Indemnifying Parties advise the Indemnitees in writing that such claim is covered under Section 11.1.1 or 11.1.2, the Indemnifying Parties shall have the right to defend such claim, at the Indemnifying Parties' expense and with counsel of their choice reasonably satisfactory to the Indemnitee, provided that (a) the Indemnifying Parties so notify the Indemnitee within 30 days after receipt of such notice and (b) the Indemnifying Parties conduct the defense of such claim actively and diligently. So long as the Indemnifying Parties are conducting the defense of such claim as provided in the previous sentence, the Indemnitee may retain separate co-counsel at its sole cost and expense and may participate in defense of such claim, and neither the Indemnifying Parties nor the Indemnitee will consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the other, which consent will not be unreasonably withheld. In the event the Indemnifying Parties cease to defend or do not defend such claim as so provided, (x) the Indemnitee shall defend against such claim (provided that the Indemnitee shall not settle such claim without the consent of the Indemnifying Parties, which consent shall not be unreasonably withheld), (y) the Indemnifying Parties will reimburse the Indemnitee promptly and periodically for the costs of defending against such claim, including reasonable attorneys' fees and expenses, and (z) the Indemnifying Parties will remain responsible for any Losses the Indemnitee may suffer as a result of such claim to the full extent provided in this Section 11. Regardless of which party shall assume the defense of such claim, each party shall provide to the other parties on request all information and documentation reasonably necessary to support and verify any Losses which give rise to such claim for indemnification and shall provide reasonable access to all books, records and personnel in their possession or under their control which would have a bearing on such claim.

         11.5. Certain Other Indemnity Matters. (a) The parties' sole and exclusive remedy (other than termination pursuant to Section 13, claims under Section 14.6 and actions for the commission of fraud) with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 11 and Section 10.5. In furtherance of the foregoing, each of the Buyer and the Sellers hereby waive, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Sellers or the Buyer, respectively, arising under or based upon any Legal Requirement (including, without limitation, any such rights, claims or causes of action arising under or based upon common law other than with respect to actions for the commission of fraud).

         (b) In no event shall any party be liable for loss of profits or consequential damages by reason of a breach of any representation, warranty, covenant or other provision contained in this Agreement or in any Schedule or certificate delivered pursuant hereto.

         (c) Upon making any payment to an Indemnitee for any indemnification claim pursuant to this Section 11, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnitee may have against other Persons with respect to the subject matter underlying such indemnification claim.

         (d) The Sellers shall have no liability under any provision of this Agreement for any Liabilities or Losses to the extent that such Liabilities or Losses are caused by actions taken or not taken by the Buyer or its Affiliates after the Closing Date. The Buyer shall, and shall cause the Lancaster Companies to, take all reasonable steps to mitigate all such Liabilities and Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Liabilities and Losses with respect to which indemnification may be requested hereunder, provided, that to the extent the Buyer or the Lancaster Companies have received the prior written consent of the Sellers' Representative with respect to any steps taken to mitigate Liabilities and Losses (which consent shall not be unreasonably withheld or delayed) the first sentence of this Section 11.5(d) shall not apply.


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12.      CONSENT TO JURISDICTION; JURY TRIAL WAIVER.

         12.1.    Consent to Jurisdiction.

                  (a) Other than as set forth in Section 12.1(b), each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits, and agrees to cause each of its Subsidiaries to submit, to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court located in the State of Delaware for the purpose of any Action arising out of or based upon this Agreement or relating to the subject matter hereof (ii) hereby waives, and agrees to cause each of its Subsidiaries to waive, to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence or to permit any of its Subsidiaries to commence any Action arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 14.7 hereof is reasonably calculated to give actual notice.

                  (b) Notwithstanding the provisions of Section 12.1(a), each Seller by its execution hereof, (i) hereby irrevocably submits, for purposes of enforcing the provisions of, or any Action arising out of or based upon, Section 14.6 of this Agreement or relating to the subject matter thereof, to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court for the Southern District of New York, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any Action arising out of or based upon the provisions of Section 14.6 of this Agreement or relating to the subject matter thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the above-named courts whether on the grounds of unconventional forum or otherwise. Each of the Sellers hereby consents to service of process in any such proceeding, in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested as reasonably calculated to give actual notice.

         12.2. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. THE SELLERS ACKNOWLEDGE THAT THEY HAVE BEEN INFORMED BY THE BUYER THAT THIS SECTION
12.2 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE BUYER IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

13.      TERMINATION.

         13.1. Termination of Agreement. This Agreement may be terminated by the parties only as provided below:

                  (a) The Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing.

                  (b) The Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing either (i) in the event the Sellers are in material breach of any representation, warranty, covenant or agreement contained in this Agreement, the Buyer has notified the Sellers of the breach and such breach has continued without cure for a period of 30 days after the notice of breach or until the Closing Date, if earlier, and there is a reasonable likelihood that such breach will result in an inability of the Sellers to satisfy the conditions set forth in Section 8.1 or (ii) if the Closing shall not have occurred within 90 days after the date of this Agreement (unless the failure results primarily from the Buyer breaching any representation, warranty, covenant or agreement contained in this Agreement).

                  (c) The Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing either (i) in the event the Buyer is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, the Sellers have notified the Buyer of the breach and such breach has continued without cure for a period of 30 days after the notice of breach or until the Closing Date, if earlier, and there is a reasonable likelihood that such breach will result in an inability of the Buyer to satisfy the conditions set forth in Section 9.1, or (ii) if the Closing shall not have occurred within 90 days after the date of this Agreement (unless the failure results primarily from the Seller's breaching any representation, warranty, covenant or agreement contained in this Agreement).

         13.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.1, all obligations of the parties hereunder (other than obligations under Sections 7.2, 12.1, 12.2, 13.2, 14.13 and 14.14, which shall survive termination) shall terminate without any liability of any party to any other party; provided, however, that no termination pursuant to clause (b) or (c) of Section 13.1 shall relieve any party from any liability pursuant to Section 13 arising from or relating to any breach by such party prior to termination.

         13.3. Time of Essence. Time is and shall be of the essence in this Agreement.

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



14.      MISCELLANEOUS.

         14.1. Entire Agreement; Waivers. This Agreement (including the Schedules and Exhibits hereto) and the Confidentiality Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter, other than the Confidentiality Agreement (which shall survive execution and delivery of this Agreement and shall survive any termination of this Agreement but shall terminate upon consummation of the Closing). No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (i) in the case of a waiver by the Buyer, by the Buyer and (ii) in the case of a waiver by the Sellers, by each of the Sellers.

         14.2. Amendment or Modification. The parties hereto may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument executed by the Buyer and each Seller.

         14.3. Investigation; No Additional Representations. (a) The Sellers have not made and are not making any representation, warranty, covenant or agreement, express or implied, with respect to the matters contained in this Agreement other than the explicit representations, warranties, covenants and agreements set forth herein. The Buyer acknowledges and agrees that it (i) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Business, the Assets, the Lancaster Companies and their liabilities, (ii) has been furnished with or given adequate access to such information about the Business, the Assets, the Lancaster Companies and their liabilities as it has requested, and (iii) will not assert any claim against the Sellers, except pursuant to Section 11, or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, investment bankers or representatives, or hold the Sellers or any such persons, except pursuant to Section 11, liable for any inaccuracies, misstatements or omissions with respect to information (other than the representations and warranties contained in this Agreement with respect to such matters) furnished by the Sellers or such persons concerning the Business, the Assets, the Lancaster Companies and their liabilities, unless such inaccuracies, misstatements or omissions shall constitute fraud on the part of the Sellers or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, investment bankers or representatives.

         (b) In connection with its investigation of the Lancaster Companies and the Business, the Buyer has received certain estimates, projections and other forecasts, plans and budgets for the Lancaster Companies and the Business. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Buyer is familiar with such uncertainties, that the Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Buyer will not assert any claim against the Sellers or any of their respective Affiliates, directors, officers, employees, agents, stockholders, consultants, investment bankers or representatives, or hold the Sellers or any such persons liable, with respect thereto. Accordingly, the Sellers make no representation or warranty with respect to any such estimates, projections, forecasts, plans or budgets.

         14.4. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

         14.5. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns (each of which such transferees, successors and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (i) no transfer or assignment by any party hereto shall be permitted without the prior written consent of the other parties hereto and (ii) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

         14.6.    Agreements Among Sellers.

                  (a) Each of the Sellers hereby irrevocably appoints Butler Capital Corporation or its designee (as appointed in writing), as the agent, proxy, and attorney-in-fact for the Sellers for all purposes under this Agreement (including without limitation full power and authority to act on the Sellers' behalf) (a) to negotiate this Agreement and consummate the transactions contemplated hereby, (b) in the event of such consummation, to receive on behalf of the Sellers each of such Seller's Cash Consideration and/or Cancellation Payment (including through a Purchase Price Adjustment, if any), (c) to pay out of the Seller's Cash Consideration and/or Cancellation Payment all costs, expenses and fees (including without limitation attorneys' fees and the Bowles Hollowell Conner & Co. fee) incurred by or on behalf of the Sellers in connection with the transactions contemplated by this Agreement (d) to review the Closing Working Capital Sheet and resolve any disputes regarding the Adjusted Final Working Capital, (e) to pay to the Buyer out of the Seller's Cash Consideration and/or Cancellation Payment, the Purchase Price Reduction, if any, (f) to execute and deliver on behalf of the Sellers any amendment to this Agreement, (g) to conduct the defense of all claims against the Sellers under Section 11 of this Agreement, and settle all such claims in its sole discretion on behalf of all the Sellers, and to take all other actions to be taken by or on behalf of the Sellers and exercise any and all rights which the Sellers are permitted or required to do or exercise under this Agreement. Each of the Sellers hereby agrees to indemnify and hold harmless Sellers' Representative from and against any and all Losses incurred by Sellers' Representative in its capacity as Sellers' Representative other than such Losses incurred thereby as a result of Sellers' Representative's gross negligence or wilful misconduct. Each of the Sellers hereby agrees that all power and authority hereby conferred is coupled with an interest and is irrevocable; and to the extent not prohibited by law shall not be terminated by any act of any of the Sellers or by operation of law or by the occurrence of any event whatsoever, including without limitation, the death, incapacity, dissolution, liquidation, termination, bankruptcy or insolvency of any of the Sellers or any similar event.

                  (b) Each Seller hereby unconditionally and irrevocably agrees to pay to the Sellers' Representative, promptly upon request and in any event with 10 days of such request, the Seller's Percentage of any amounts paid by the Sellers' Representative or any of its Affiliates in connection with Section 11 of this Agreement and agrees to pay its Seller's Percentage of any and all costs and expenses (including counsel and legal fees and expenses) incurred by the Sellers' Representative or any of its Affiliates in connection with the protection, defense or enforcement of any rights under this Section
         14.6. Any and all payments made by any Seller hereunder shall be made free and clear of any present or future taxes, deductions, charges or withholdings and all liabilities with respect thereto.

                  (c) No failure on the part of the Sellers' Representative to exercise, and no delay in exercising, any of its rights under this
         Section 14.6 shall operate as a waiver thereof.

         14.7. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered personally or sent by telecopier, Federal Express, or registered or certified mail, postage prepaid, addressed as follows:

     If to the Company, to:       Lancaster Press, Inc.
                                  3575 Hempland Road
                                  Lancaster, PA 17604
                                  Telecopier:  (717) 285-7261
                                  Attention:   President

     If to the Sellers, to:       Butler Capital Corporation
                                  767 Fifth Avenue, 6th Floor
                                  New York, New York 10153
                                  Telecopier: (212) 759-0876
                                  Attention: Mark Durfee

             with a copy to:      Ropes & Gray
                                  One International Place
                                  Boston, MA 02110
                                  Telecopier:  (617) 951-7050
                                  Attention:  R. Newcomb Stillwell, Esq.

     If to the Buyer, to it at:   Cadmus Communications Corporation
                                  6620 West Broad Street
                                  Suite 500
                                  Richmond, Virginia 23230
                                  Telecopier: (804) 287-5683
                                  Attention:  Bruce V. Thomas, Esq.

          with a copy to:         Hunton & Williams
                                  951 E. Byrd Street
                                  Richmond, Virginia 23219
                                  Telecopier:  (804) 788-8218
                                  Attention:  C. Porter Vaughan III, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) two Business Days after being sent by overnight courier, if sent by overnight courier, (c) one Business Day after being delivered, if delivered by telecopier and (d) three Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

         14.8. Public Announcements. At all times at or before the Closing, no party hereto will issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties hereto, which consent shall not be unreasonably withheld. If any party hereto is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other parties hereto and such report, statement or release is, in the opinion of legal counsel to such party, required by law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof. Each party hereto will also obtain the prior approval by the other parties hereto of any press release to be issued immediately following the execution of this Agreement and the Closing announcing the consummation of the transactions contemplated by this Agreement.

         14.9. Headings, etc. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

         14.10. Disclosure. Any item properly listed or described in any Schedule pursuant to any Section of this Agreement shall be deemed to have been listed in or incorporated by reference into each other Schedule to the extent (but only to the extent) that (a) it should have been disclosed on such other Schedule and (b) the Buyer is fairly on notice from the disclosure on such first Schedule that the information disclosed is germane to the representation to which such other Schedule relates.

         14.11. Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to entitle any Person other than the parties or their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

         14.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

         14.13. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

         14.14. Expenses. All costs and expenses (including legal and investment advisor fees and expenses), including without limitation the fees of Bowles Hollowell, Ropes & Gray, Appel & Yost and Smith Katzenstein & Furlow incurred by the Sellers and the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Sellers, whether or not the transactions contemplated by this Agreement are consummated and the Sellers shall indemnify the Company for any losses incurred by Buyer and the Company resulting from the Sellers' failure to pay such costs, fees and expenses. All costs and expenses incurred by the Buyer (including legal and investment adviser fees and expenses) including without limitation the fees of J. P. Morgan & Co., Mays & Valentine and Hunton & Williams in connection with this Agreement and the transactions contemplated hereby shall be paid by the Buyer whether or not the transactions contemplated hereby are consummated and the Buyer shall indemnify the Sellers for any Losses incurred by the Sellers resulting from Buyer's failure to pay such costs and expenses.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

   THE COMPANY:                  Lancaster Press, Inc.

                                         By:                          ,
                                                  President


   THE SELLERS:                          Mezzanine Lending Associates I, L.P.
                                         By:  Mezzanine Lending Management
                                                I, L.P., its general partner

                                            By:                       ,
                                                 its authorized signatory

                                         Mezzanine Lending Associates II, L.P.
                                         By:  Mezzanine Lending Management
                                                II, L.P., its general partner


                                            By:                       ,
                                                 its authorized signatory

                                         Mezzanine Lending Associates III, L.P.
                                         By:  Mezzanine Lending Management
                                                III, L.P., its general partner

                                         By:                          ,
                                                 its authorized signatory

                                         Senior Lending Associates I, L.P.
                                         By:  Senior Lending Management I, L.P.,
                                              its general partner


                                            By:                       ,
                                                 its authorized signatory

                                 ----------------------------
                                 John E. Cocanougher

                                 ----------------------------
                                 Donald R. Sherick

                                 ----------------------------
                                 Herbert B. Landau

                                 ----------------------------
                                 Boyd A. Votens

                                 ----------------------------
                                 Dorothy A. Wells

                                 ----------------------------
                                 L. Paul Kroekel

                                 ----------------------------
                                 Charles Rohrer

                                 BCC Industrial Services, Inc.

                                 By:
                                    a duly authorized officer



             THE BUYER:          CADMUS COMMUNICATIONS
                                 CORPORATION


                                 By____________________________
                                   Name:
                                   Title:


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